Exhibit 2.1

MERGER AND ASSET PURCHASE AGREEMENT

Dated as of February 16, 2007

By and Among

Country Coach Holdings LLC,

Country Coach Merger LLC,

Riley Investment Management, LLC

Country Coach, Inc.,

and

National R.V. Holdings, Inc.

TABLE OF CONTENTS

ARTICLE 1	GENERAL	1
1.1	The Merger	1
1.2	Merger Effective Time	2
1.3	Merger Consideration	2
1.4	Effect on Securities	2
1.5	Purchase of Additional Assets	2
1.6	Excluded and Additional Liabilities	3
ARTICLE 2	REPRESENTATIONS AND WARRANTIES OF SELLER	3
2.1	Organization	3
2.2	Authorization	3
2.3	No Conflict	4
2.4	Capitalization; No Subsidiaries; Articles, Bylaws and Minutes; Derivative Securities	5
2.5	Financial Statements	6
2.6	Absence of Certain Facts or Events	7
2.7	Property, Leases and Liens	8
2.8	Contracts and Commitments	9
2.9	Permits and Authorizations	10
2.10	No Violations	11
2.11	Proceedings	12
2.12	Insurance	12
2.13	Proprietary Information and Rights	12
2.14	Employee Benefits	13
2.15	Employment Laws	16
2.16	Environmental Laws	17
2.17	Taxes	18
2.18	No Unlawful Contributions	19
2.19	No Insider Transactions	19
2.20	Accounts Receivable; Vendors	19
2.21	Inventories	20
2.22	Bank Accounts	20
2.23	Warranties	20
2.24	Delivery of Documents	20
2.25	No Finders or Brokers	21
2.26	Product Warranties; Product Liability; Safety and Recalls	21
2.27	Dealer Network; Rebates and Refunds	22
2.28	Representations Complete	22

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MERGER AND ASSET PURCHASE AGREEMENT

THIS MERGER AND ASSET PURCHASE AGREEMENT is dated as of February 16, 2007 (this “Agreement”) by and among Country Coach Holdings LLC, a Delaware limited liability company (“Purchaser”), Country Coach Merger LLC, a Delaware limited liability company (“Merger Sub”), Riley Investment Management, LLC, a Delaware limited liability company (“Riley”), on one hand, and National R.V. Holdings, Inc., a Delaware corporation (the “Seller”), and Country Coach, Inc., an Oregon corporation (“Company”), on the other.  Capitalized terms not otherwise defined in this Agreement are used as defined in Appendix A hereto.

W I T N E S S E T H :

WHEREAS, Seller is the record and beneficial owner of all issued and outstanding shares of Common Stock,  no par value per share (the “Company Common Stock”), of Company;

WHEREAS, the boards of directors of each of Purchaser, Merger Sub, Seller and Company have determined that it is in the best interests of each corporation and its respective stockholders that Purchaser acquire Company through the statutory merger of Company with and into Merger Sub, with Merger Sub as the surviving corporation (the “Merger”);

WHEREAS, the boards of directors or managers of each of Purchaser, Merger Sub and Seller have determined that it is in the best interests of each such entity and its respective stockholders or members that Purchaser acquire from Seller all assets used primarily in Company’s business that are not presently owned by Company and assume certain of Seller’s liabilities related to Company’s business; and

WHEREAS, Company expects to benefit from the consummation of the transactions contemplated hereby and, to induce Purchaser to enter into this Agreement, agrees to be bound by the terms and provisions in this Agreement.

NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1

GENERAL

1.1                                 The Merger.  At the Closing, on and subject to the terms and conditions of this Agreement, Company and Merger Sub will consummate the Merger by a merger of the Company with and into Merger Sub, pursuant to which Merger Sub shall be the entity surviving the Merger.

1.2                                 Merger Effective Time.  On the Closing Date, Purchaser shall file an Agreement of Merger (the “Agreement of Merger”) as contemplated by Chapter 60 of the Oregon Revised Statutes with the Secretary of State of the State of Oregon in accordance with the applicable provisions of Chapter 60 of the Oregon Revised Statutes and the Secretary of State of the State of Delaware in accordance with the applicable provisions of the Delaware Limited Liability Company Act (the “DLLCA”); together with all other filings or recordings required under applicable Oregon and Delaware law.  Subject to the making of each such filing, the Merger shall become effective at the time (the “Effective Time”) Purchaser files the Agreement of Merger with the Secretary of State of the State of Oregon and the Secretary of State of the State of Delaware.  The Merger shall have the effects set forth in this Agreement, the Agreement of Merger, the Oregon Corporation Law and the DLLCA.

1.3                                 Consideration.  At the Closing, Purchaser shall deliver Thirty-One Million Fifty Thousand Dollars ($31,050,000) (the “Merger Consideration”) as merger consideration, plus Seven Million Seven Hundred Thousand Dollars ($7,700,000), the amount to be paid by Purchaser or Merger Sub for Additional Assets pursuant to Section 1.5 below (collectively, the “Purchase Price”).  Purchaser will pay or cause to be paid the Purchase Price at Closing to Wells Fargo Bank National Association for the benefit of Seller pursuant to the Funds Flow Agreement.

1.4                                 Effect on Securities.

(a)                                  Except as provided in this Section 1.5 with respect to the Company Common Stock, at and as of the Effective Time, each outstanding share of capital stock, option, warrant, purchase right, subscription right, conversion right, exchange right, and other contract or commitment that could require Company to issue, sell or otherwise cause to become outstanding any capital stock or other equity interest of Company shall be deemed to be cancelled or otherwise terminated in exchange for the Merger Consideration.  Neither Purchaser nor Company shall have any obligation to the holders of any such interest.  All ownership in interests in Merger Sub shall remain outstanding.

(b)                                 The Merger will not affect the ownership interests in Merger Sub, all of which shall remain outstanding after the Closing.

1.5                                 Purchase of Additional Assets.  Seller and Purchaser intend that Seller will transfer all assets used primarily in Company’s business and agree that the assets described on Schedule 1.5 are used primarily  in Company’s business but are not presently owned by Company.  Seller agrees to convey, or cause to be conveyed, to Merger Sub all assets described on Schedule 1.5 (the “Additional Assets”), at the Closing, for consideration of Seven Million Seven Hundred Thousand Dollars ($7,700,000) (the “Additional Asset Consideration”).  The Additional Asset Consideration will be paid at the Closing by Purchaser or Merger Sub to Wells Fargo Bank National Association for the benefit of Seller pursuant to the Funds Flow Agreement.  To the extent that any assets used primarily in the business of Company but owned by Seller or an Affiliate are identified after the Closing, Seller shall, to the extent it agrees with such determination in its reasonable discretion, treat such assets as Additional Assets and convey them or cause them to be conveyed to Merger Sub.

1.6                                 Excluded and Additional Liabilities.

(a)                                  Purchaser and Seller agree that any liability of Company for amounts due under the Credit Agreement dated as of August 12, 2005 among Seller, National R.V. Inc., Company, and UPS Capital Corporation (such corporation and the lenders for which it serves as agent, and referred to herein as “UPS”) as agent, as amended (the “UPS Agreement”), shall not remain a liability of Company following the Closing (as provided in Section 4.10).  The parties also agree that any liability of Company for federal, state, or local income taxes relating to any period or partial period ending on or before the Closing Date shall be the sole responsibility of Seller (as provided in Sections 4.18 and 7.2(d)).  Such income tax liability, all liability for amounts due UPS, and all liability in connection with Seller’s employment of Transferred Employees who do not accept employment with Merger Sub pursuant to Section 4.16 shall be the “Excluded Liabilities.”

(b)                                 Purchaser shall cause Merger Sub to assume, as the same shall exist on and as of the Closing, and to the extent not discharged at the Closing, the liabilities and obligations of Seller described on Schedule 1.6 (the “Additional Liabilities”), all of which relate to the business of Company.  To the extent that any liabilities of Seller related primarily to the business of Company are identified after the Closing, Purchaser shall, to the extent it agrees with such determination in its reasonable discretion, treat such liabilities as Additional Liabilities and cause them to be assumed by the Merger Sub.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller hereby represents and warrants to Purchaser as follows:

2.1                                 Organization.  Company is a duly organized corporation, validly existing and in good standing under the laws of the State of Oregon and has the corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.  Seller is a duly organized corporation, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to conduct its business as it is presently being conducted and to execute, deliver and perform its obligations under this Agreement.  Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction listed on Schedule 2.1, which constitute all jurisdictions in which such qualification is necessary under the applicable law as a result of the conduct of Company’s business, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

2.2                                 Authorization.  The execution and delivery of this Agreement by Company and Seller and the performance of their respective obligations hereunder have been duly authorized by the directors of Seller and the directors and the stockholder of Company, and no other corporate action or approval on the part of Seller or Company (including any approval by the Seller’s stockholders) is necessary for the execution, delivery or performance of this Agreement by Seller or Company.  This Agreement has been duly executed and delivered by Company and Seller and is a valid and binding obligation of Company and Seller, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) general principles of equity (whether considered in an action in equity or at law).

2.3                                 No Conflict.  Neither the execution and delivery of this Agreement by Company or Seller, nor the consummation of the transactions contemplated hereunder, nor the fulfillment by Company or Seller of any of its terms will:

(a)                                  conflict with or result in a breach by Company or Seller of, or constitute a default under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or breach of, or give a right to terminate or cancel under, any of the terms, conditions or provisions of (i) the Certificate of Incorporation or Bylaws of Company or Seller; (ii) any federal, state, foreign, or material local law, statute, ordinance, rule, regulation, order, judgment, arbitration award, or decree or Authorization (as hereinafter defined) in effect as of the date of this Agreement and applicable to Company or Seller or by which any of Company’s or Seller’s assets are bound or subject to; or (iii) any judgment, order, writ, injunction, decree, or demand of any Governmental Entity which materially affects Seller or Company, or is likely to materially adversely affect the surviving entity’s ability to conduct its business or own or convey its assets after the Closing;

(b)                                 result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any pledge, claim, obligation to repurchase, lien, charge, security interest, or Encumbrance, other than liens for Taxes not yet due and payable and restrictions imposed by applicable securities laws (collectively, “Liens”) on any of the properties or assets of Company or Seller pursuant to, any note, bond, mortgage, indenture, or other material contract, agreement, lease, license, permit, order, decree, franchise, or other instrument or obligation to which Company or Seller is a party or by which Company or Seller or any of their assets or properties is bound or is subject;

(c)                                  cause a loss or adverse modification of any material permit, license, or other authorization granted by a Governmental Entity to or otherwise held or used by Company;  and

(d)                                 require Company or Seller to obtain any material consent, approval, authorization or permit of, or to make any filing with or notification to, any governmental or regulatory authority (“Governmental Entities”), except for filing the Merger documents in Delaware and Oregon, the filing and recordation of appropriate real estate transfer documents as required by Oregon and California Law with respect to the Additional Assets and any required filings with the United States Securities and Exchange Commission and such other consents, approvals, authorizations, permits or filings, the absence of which would not reasonably be expected to have a Material Adverse Effect.

Except for this Agreement, neither Seller nor Company has any legal obligation, absolute or contingent, to any other Person to sell any capital stock or other ownership interest in Company,

or the business or any material assets of Company or to effect any merger, consolidation or other reorganization of Company or to enter into any agreement with respect thereto.

2.4                                 Capitalization; No Subsidiaries; Articles, Bylaws and Minutes; Derivative Securities.

(a)                                  Company’s authorized capital stock consists of 1,000 shares of Company Common Stock, all of which are issued and outstanding.  All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable.  There are no outstanding options, warrants or other rights to acquire, or any securities or obligations convertible into or exchangeable for, any shares of the capital stock of Company which have been issued or granted by or are binding upon Seller or Company or other Person.  Except as set forth on Schedule 2.4, Seller is the record and beneficial owner of all shares of Company Common Stock, free and clear of all Encumbrances.  Following the Merger, Purchaser will have good, complete and marketable title to all of the legal and economic interests in the surviving entity of the Merger, free and clear of all restrictions or conditions to transfer or assignment (other than restrictions on transfer imposed by federal or state securities laws or restrictions resulting from acts of Purchaser) and free and clear of all defects of title or Encumbrances.

(b)                                 Company does not have any direct or indirect subsidiaries.  For purposes of this Agreement, a direct or indirect subsidiary of Company means any corporation, trust, general or limited partnership, limited liability company, limited liability partnership, firm, company or other business enterprise which is controlled by Company through direct ownership of the stock or other proprietary interests of such business enterprise or indirectly through the ownership of stock or other proprietary interests in one (1) or more other business enterprises which are connected with Company by means of one (1) or more chains of business enterprises that are connected by ownership of stock or other proprietary interests.

(c)                                  Company has provided or made available in the Data Room to Purchaser complete and correct copies of the Certificate of Incorporation, as amended, and Bylaws of Company, in each case as amended to the date of this Agreement.  The minute books of Company contain complete and accurate records of all meetings and other corporate actions of its stockholders and directors and committees of directors (if any).  True and complete copies of the minute books have been delivered or made available to Purchaser.

(d)                                 There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which Seller or Company is a party relating to the issued or unissued capital stock or other securities of Company, or obligating Company to grant, issue or sell any shares of the capital stock or other securities of Company, by sale, lease, license or otherwise.  There are no obligations, contingent or otherwise, of Company to (x) repurchase, redeem or otherwise acquire any shares of Company capital stock; or (y) provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of Company or any other Person.  Company neither owns nor has agreed to purchase or otherwise acquire, any capital stock of, or any interest convertible into or exchangeable or exercisable for, any capital stock of any corporation, partnership, joint venture or other business association or entity.  There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of Company.

2.5                                 Financial Statements.

(a)                                  Company has delivered to Purchaser the unaudited balance sheets of Company as of December 31, 2006, December 31, 2005 and December 31, 2004, and the related statements of income, retained earnings and cash flows for the fiscal years then ended and the estimated balance sheet and estimated cash flow forecast prepared in good faith for the one-month period ended January 31, 2007 (collectively, the “Financial Statements”).  Except as set forth in Schedule 2.5, the Financial Statements (i) are prepared in accordance with GAAP consistently applied as at the dates and for the periods covered thereby (except that the January 31, 2007 statements are subject to normal year-end adjustments and Financial Statements are not accompanied by footnote disclosures); (ii) present fairly in all material respects the financial position and results of operations and cash flows of Company as of the dates and for the periods then ended; (iii) are in agreement with the books and records of Company in all material respects; and (iv) contain and reflect adequate reserves, in accordance with GAAP, for all reasonably anticipated losses, costs and expenses.

(b)                                 The Financial Statements do not contain any items of special or nonrecurring income or any other income not earned or otherwise realized in the ordinary course of business except as expressly specified therein, and such Financial Statements include all material adjustments, which consist only of normal recurring accruals, necessary for such fair presentation.

(c)                                  Except as set forth in Schedule 2.5 hereto or as identified on the Financial Statements, Company has no direct or indirect liabilities or obligations, either accrued, contingent or otherwise, which, individually or in the aggregate with respect to any related items, are material to Company or involve a risk of loss in excess of $25,000, and which have not been reflected in the December 31, 2006 balance sheet.  Except as set forth in the Financial Statements or Schedule 2.5 hereto, there are no facts known to Company or to Seller or any other reasonable legal basis which Company or Seller has recognized as reasonably likely to give rise to any claims which involve a risk of loss in excess of $25,000 against, or liabilities or obligations of, Company.

(d)                                 Company has, in accordance with good business practices, maintained complete and accurate books and records, including financial records which fairly present its financial condition in all material respects and records of all its material corporate transactions or proceedings.

(e)                                  Company and Seller maintain a system of internal accounting controls sufficient to provide assurances that (i) Company’s transactions are executed in accordance with management’s general or specific authorizations; (ii) Company’s transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to Company’s assets is permitted only in accordance with management’s general or specific authorizations; (iv) appropriate accruals, including for employee bonuses and vacation time, have been taken;

and (v) the recorded accountability for Company’s assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

2.6                                 Absence of Certain Facts or Events.  Except as listed on Schedule 2.6, since December 31, 2006, Company has operated only in the ordinary course of business and there has not been:

(a)                                  any material adverse change in (i) the financial condition of Company from that shown on the December 31, 2006 balance sheet; or (ii)  the results of operations of Company from that shown in the statements of operations and cash flows of Company for the year ended December 31, 2006;

(b)                                 any damage, destruction or loss to the assets or business of Company, whether covered by insurance or not, involving individually or in the aggregate losses or assets in excess of $25,000;

(c)                                  any amendment to or entering into of any employment agreements or any increase in the compensation payable or to become payable by Seller or Company to any employee, officer or director of Company or in the coverage or benefits under any bonus, insurance, pension or other Benefit Plan (excluding annual length-of-service and similar adjustments to the benefits of individual participants);

(d)                                 any issuance of capital stock of Company or options or rights to acquire capital stock of Company, any redemption or repurchase of outstanding shares of capital stock of Company, any declaration, setting aside or payment of any dividend or distribution thereon, any stock split or reverse stock split, any merger of Company with any Person, any purchase or other acquisition by Company of capital stock or other interest in any other Person, any purchase or other acquisition by Company of all or substantially all of the business or assets of any other Person, any transfer or sale of a substantial portion of Company’s business or assets to any Person, any transaction between Company and Seller other than in the ordinary course of business or as disclosed in Seller’s filings with the Securities and Exchange Commission, or any agreement to take any such actions;

(e)                                  any sale, assignment, modification or transfer of any contractual rights, claims or other assets of Company valued at more than $25,000 individually, or more than $75,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

(f)                                    any mortgage, pledge, or other Lien placed on Company assets to secure debt, or any other Encumbrance placed on assets of Company which would prevent or materially limit the use, modification or sale of assets valued (individually or in the aggregate) at $25,000 or more;

(g)                                 the incurrence of any obligation or liability of Company as a result of borrowed money (except pursuant to existing credit agreements) or any capital expenditure in either case, in excess of $25,000 for any expenditure or series of related expenditures and not described on Schedule 2.6, or, any commitment to borrow money entered into by Company, or any increase in any loans made or agreed to be made by Company;

(h)                                 any failure to pay or perform any obligation of Company as, when and to the extent due other than pursuant to a good faith defense or right of setoff;

(i)                                     any intentional or, to the Knowledge of Seller, other waiver of any rights of substantial value to Company or any amendment or termination of the Certificate of Incorporation or Bylaws of Company or of any agreement to which Company is a party which materially adversely affects, or is reasonably likely to materially adversely affect, Company’s results of operations or its financial condition;

(j)                                     any material transaction entered into or consummated by Company, except in the ordinary course of business consistent with past practice;

(k)                                  any material addition to or modification of the Benefit Plans of Company or other arrangements or practices affecting personnel of Company (other than extensions of coverage thereunder to employees of Company who became eligible after September 30, 2006 in accordance with the terms of such Benefit Plans);

(l)                                     any Tax election or the settlement or compromise of any Tax claims; or

(m)                               any change by Company or Seller in their accounting methods, principles or practices.

2.7                                 Property, Leases and Liens.

(a)                                  Schedule 2.7 hereto accurately sets forth as of December 31, 2006 all owned or leased real properties and all items of equipment and other personal property of Company having an individual book value in excess of $5,000 which are owned by Company or used in or necessary for the conduct of Company’s business in accordance with past practice and as currently conducted (the “Properties”).  Schedule 2.7 also contains, with respect to each of the Properties, a list of (i) all leases, franchises and similar agreements creating, or materially modifying or altering, Company’s rights to such Property; and (ii) all Indebtedness secured by any Lien on any such Property, specifying the nature thereof and the holder of such Indebtedness.  The agreements, contracts and commitments listed in Schedule 2.7 are in full force and effect without any material default, waiver or indulgence thereunder by Company or by any other party thereto.  Except as noted on Schedule 2.7, Company has good and marketable title to all assets of Company, in each case, free and clear of all Liens of any nature whatsoever, other than Permitted Liens.

(b)                                 Except as set forth on Schedule 2.7, to Seller’s Knowledge, neither Company nor Seller is a party to any lease, assignment or similar arrangement in respect of Company’s business under which Seller or Company is a lessor, assignor or otherwise makes available for use by any third party any portion of Company’s owned or leased real property.

(c)                                  The facilities, property and material equipment owned, leased or otherwise used by Company are in a good state of maintenance and repair, free from material defects and in good operating condition (subject only to normal wear and tear) and suitable for the purposes for which they are presently used.  No material properties or assets necessary for the conduct of

Company’s business as conducted require replacement or repair, or maintenance, other than maintenance in the ordinary course of business consistent with past practices.

(d)                                 All tangible assets which are leased by Company have been maintained in accordance with the manufacturers’ and lessors’ standards in such a manner that, at the termination of each such lease, such leased assets can be returned to their owner without any further material liability on the part of Company with respect thereto.

(e)                                  Each parcel of real property owned or leased by Company and all improvements located thereon (i) complies in all material respects with all covenants, conditions and restrictions affecting such property, either recorded or of which Seller has Knowledge; and (ii) is not presently occupied or used by any party other than Company.  All building, plants and structures that are located on the real property owned by Company lie wholly within the boundaries of such property.  Except as disclosed on Schedule 2.7, there are no unpaid taxes or assessments currently levied against the real property owned or leased by Company for which the Company is liable.  The Seller has delivered or made available in the Data Room to Purchaser accurate and complete copies of all title insurance policies, surveys and other documents and records relating to the real property owned or leased by Company.

(f)                                    Upon consummation of the transactions contemplated by this Agreement, the surviving entity in the merger will, free and clear of all Liens, other than Permitted Liens, own or lease all of the assets and properties, tangible or intangible, now held or employed by Company in connection with Company’s business and all Additional Assets.  Such assets and properties constitute all of the assets and properties, tangible and intangible, of any nature whatsoever, (1) necessary to operate the business as currently conducted by Company; or (2) used in the business by Company in the past twelve (12) months, other than Inventory sold, obsolete or unnecessary equipment disposed of, and equipment replaced with like or upgraded equipment, in each case in the normal course of business consistent with past practices.

2.8                                 Contracts and Commitments.

(a)                                  Except as set forth in Schedule 2.8, Company has no (i) collective bargaining agreements, or any agreements or policies that contain or include any severance pay liabilities or obligations; (ii) employment, consulting or similar agreement, contract or commitment which is not terminable without penalty or cost by Company on notice of thirty (30) days or less or contains an obligation of Company to pay and/or accrue more than $10,000 per year; (iii) lease of personal property having a term in excess of one year or remaining payments of $25,000 or more (as lessor or lessee); (iv) note or other evidence of Indebtedness for borrowed money or the deferred purchase price of property or services which involves a liability of more than $25,000; (v) agreement of guaranty or indemnification; (vi) agreement, contract or commitment limiting the freedom of Company to engage in any line of business or compete with any Person; (vii) agreement, contract or commitment relating to expenditures in excess of $25,000; (viii) agreement, contract or commitment relating to the acquisition of assets of, or any interest in, any business enterprise involving individual or aggregate payments in excess of $10,000; (ix) joint ventures, joint marketing arrangements or joint distribution arrangements; or (x) other agreement, contract or commitment, including purchase orders (with customers or other Persons) which involves $25,000 or more and is not cancelable without penalty or cost within sixty (60) days.  Company has delivered or made available to Purchaser in the Data Room true, correct and complete copies of all documents required to be listed on Schedule 2.8 (except for purchase orders entered into in the ordinary course of business).

(b)                                 Except as set forth in Schedule 2.8: (i) Company is not in violation of, nor has Company received any claim that it has breached, any of the material terms or conditions of any agreement, contract or commitment set forth or required to be set forth in any of the Schedules to this Agreement (collectively the “Contracts”); (ii) each Contract is in full force and effect in the form delivered to Purchaser and, to the Seller’s Knowledge, there is no material breach or default by any party thereto; (iii) to the Seller’s Knowledge, there are no facts or conditions which have occurred or are, based on facts presently known to exist, anticipated which, through the passage of time or the giving of notice, or both, would constitute a default under any Contract; and (iv) the Contracts comply with all applicable laws.

2.9                                 Permits and Authorizations.

(a)                                  Schedule 2.9 lists each material consent, license, permit, grant or other authorization of any Governmental Entity held by Company or pursuant to which Seller or Company conducts the Company’s business or owns, leases or operates its assets (herein collectively called “Authorizations”).  All Authorizations are in full force and effect and constitute all material authorizations of any Governmental Entity required to permit Seller or Company to own or operate the assets of Company and to permit Merger Sub to conduct the business of Company following the Closing Date as such assets and business are presently operated and conducted.  The consummation of the transactions contemplated by this Agreement will not require any transfer, renewal or notice with respect to any Authorizations except as shown on Schedule 2.9.  There are no proposed or pending applications for Authorizations, applications for variances from compliance with Authorizations, or postponement of the dates for compliance with Authorizations.

(b)                                 Schedule 2.9 identifies all Authorizations which materially restrict the present operation of Company, which limits the term of possession or operation of any material assets of Company or which pertain to environmental discharge.

(c)                                  Except as shown on Schedule 2.9, neither Seller nor Company has been notified or presently has reason to believe any of the Authorizations will not in the ordinary course be renewed upon its expiration.

(d)                                 Except as shown on Schedule 2.9, Company has not received in writing, or to the Knowledge of Seller, otherwise, any claim or assertion that it has breached any of the terms or conditions of any Authorization in such manner (i) as would permit any other Person to cancel, terminate or materially amend any Authorization necessary to permit the continued operation of Company as presently conducted; or (ii) that is reasonably likely to result in a penalty or fee of more than $5,000.

(e)                                  There is no action, proceeding or investigation pending or, to the Seller’s Knowledge, threatened regarding suspension or cancellation of any Authorization, except where the failure to possess, or the suspension or cancellation of, such Authorization would not have a Material Adverse Effect on Company’s business.

2.10                           No Violations.

(a)                                  Company is not in violation of any applicable law, statute, order, rule or regulation promulgated or judgment entered (or, with respect to rules and regulations of administrative agencies, known by Company or Seller to be proposed) by any Governmental Entity in a manner which is reasonably likely to have a Material Adverse Effect.

(b)                                 Except for those filings listed on Schedule 2.10 hereto, no material consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by Seller or Company in connection with the execution, delivery and performance by Seller and Company of this Agreement and the consummation of the transactions contemplated hereby, or the continued operation of Company’s business.

(c)                                  Except as disclosed on Schedule 2.10 hereto, Company is not in conflict with, or in default or violation of any law or any requirement, guideline, promulgation or rule of the Recreational Vehicle Industry Association, in any material respect, and is not aware of any fact or circumstance reasonably likely to lead to such a violation.  Company and its conduct of its business complies, and at all relevant times since 2000 has complied, in all material respects, with the requirements of the Transportation Recall Enhancement, Accountability and Documentation Act and implementing regulations of the National Highway Traffic Safety Administration (“NHTSA”), including but not limited to the Reporting of Early Warning Information Regulation (49 CFR Part 579, subpart C), and Reporting of Safety Recalls and Other Safety Campaigns in Foreign Countries Regulation (49 CFR Part 579, subpart B).

(d)                                 Except as disclosed on Schedule 2.10 hereto, neither Seller nor Company has received any written notices or other written correspondence from the NHTSA relating to Company or its products within the twenty-four (24) months preceding the date of the Agreement.  Company has complied with all material NHTSA requirements, including but not limited to Federal Motor Vehicle Safety Standards, in effect from time to time in connection with the conduct of its business.  Other than as set forth on Schedule 2.10, Company does not ship its products to, or distribute its products in, any country other than the United States and Canada.  All of Company’s products, except for any products subject to a prior Recall disclosed to Purchaser, are and have been, at the time of sale:  (i) free from any “defect related to motor vehicle safety” within the meaning of the National Traffic and Motor Vehicle Safety Act and NHTSA regulations, and (ii) in compliance with all other safety laws and standards, including, but not limited to, all standards of the Recreational Vehicle Industry Association and, with respect to products the Company has shipped to Canada, the Canadian Standards Association, and all standards imposed on Company’s business by statute, rule or regulation of any Governmental Entity or industry association, and Company has not received written notice of any infractions of such standards or been required to undertake any remedial measures in response thereto, except such defects or noncompliance which would not reasonably be expected to have a Material Adverse Effect.

2.11                           Proceedings.

(a)                                  Schedule 2.11 lists all suits, actions, and other legal proceedings and all other controversies, and, to Seller’s Knowledge, governmental investigations and other legal proceedings, pending or threatened against Company or as to which either Seller or Company has received any claim or assertion, other than actions, investigations and proceedings disclosed on Schedule 2.10 or Schedule 2.26(b).  Except as set forth on Schedule 2.10, Schedule 2.11 or Schedule 2.26(b) hereto, there are no facts which Seller has recognized are reasonably likely to lead to any additional investigation being conducted or to any other suit, action or legal proceeding, governmental investigations and other legal proceedings except for such pending or threatened suits, actions, investigations and proceedings which Seller has determined would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Except as set forth on Schedule 2.11, there is no suit, action or proceeding or investigation pending, or, to Seller’s Knowledge, threatened against or affecting Company or Seller that is likely to prevent or materially delay the ability of Company or Seller to consummate the transactions contemplated by this Agreement or for entity surviving the Merger to continue to carry on Company’s business as now conducted following the Closing.  There is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Company having, or which in the future is reasonably likely to have, any such effect.

(c)                                  Schedule 2.11 also includes a list of all disputes, controversies and claims (including dealer disputes) asserted against Company which were settled or resolved by a payment credit or adjustment of $25,000 or more since January 1, 2006.

2.12                           Insurance.  Schedule 2.12 lists all insurance policies under which Company is an insured or a beneficiary or for which it is liable to pay premiums and further sets forth the name of the insurer, type of coverage, policy limits and deductibles and additional insureds, if any, and the annual premium for each such policy.  Seller and Company have furnished or made available in the Data Room to Purchaser copies of all such policies and a history, as of November 30, 2006, of all claimed losses under all of Seller and Company’s insurance policies in the past five (5) years.  Except as noted on Schedule 2.12, all premiums with respect to such policies have been paid, and no notice of cancellation, non-renewal or change in terms has been received by Company or Seller, or to Seller’s Knowledge has been contemplated.

2.13                           Proprietary Information and Rights.

(a)                                  Intellectual Property Rights. Attached hereto as Schedule 2.13 is a true and complete list of all registered Intellectual Property Rights (as defined below) used or held for use by Company since January 1, 2003, other than computer software programs which are generally available to consumers or businesses.  Company shall disclose any patent application in which Company has any interest to Purchaser on a separate confidential list.  Company owns or is validly licensed or otherwise has the right to use, all Intellectual Property Rights used or held for use by Company and all goodwill associated therewith in the same manner in which any such Intellectual Property Right have been or are now being used.  Company has not infringed upon, misappropriated or otherwise violated any Intellectual Property Right or other proprietary information of any other Person.  There is no claim, demand or proceeding pending or, to the Knowledge of Company, threatened, that pertains to or challenges the right of Company to use any of the Intellectual Property Rights identified on Schedule 2.13 (including any claim that Company must license or refrain from using any Intellectual Property Rights or other proprietary information of any other Person).  Company has not granted any license or other right and has no obligation to grant any license or other right with respect thereto.  To the Seller’s Knowledge, no other Person has infringed upon, misappropriated or otherwise violated any Intellectual Property Right of Company.  Without limiting the generality of the foregoing, Company is the licensee under fully paid, enforceable licenses that govern its use of all software in which any third party has Intellectual Property Rights.  Each such license remains in full force and effect.  Company has not breached any such license in any material respect, Company has paid all amounts that have heretofore become due and payable in respect of such licenses and, to Seller’s Knowledge, there are no facts or circumstances in existence or reasonably anticipated by Company which would entitle any licensor to terminate any license for Intellectual Property Rights with Company.  As used in this Agreement, “Intellectual Property Rights” means, collectively, with respect to the U.S. and all other countries and territories worldwide, any and all now known or hereafter known tangible and intangible: (i) rights associated with works of authorship including copyrights, moral rights and mask-works; (ii) trademark and trade name rights and similar rights; (iii) trade secret rights; (iv) patent rights, designs, algorithms, computer programs, methods of doing business, other proprietary ideas, designs, concepts, techniques, inventions, discoveries and improvements, whether or not patentable and other industrial property rights, (v) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of law, contract, license or otherwise; (vi) all registrations, initial applications, renewals, extensions, continuations, continuations-in-part, divisions or reissues thereof now or hereafter existing, made or in force (including any rights in any of the foregoing); (vii) Internet websites, rights in domain names, computer programs and software; and (viii) any other service mark, design, logo, trade secret, know-how, customer list or financial, business, marketing or other information, material or industrial property of a party or any of its affiliates.

(b)                                 Company does not use or own any registered Intellectual Property Rights related to its business, except those which are set forth in Schedule 2.13, which, along with its unregistered Intellectual Property Rights, constitute all of the Intellectual Property Rights necessary for the operation of Company’s business as presently conducted.

(c)                                  Company is not a party in any capacity to any franchise, license, or royalty agreement respecting any Intellectual Property Rights except as set forth on Schedule 2.13 and there is no conflict with the rights of other Persons in respect to Intellectual Property Rights used in the conduct of Company’s business.

(d)                                 Seller and Company have taken commercially reasonable measures to protect the proprietary nature of the Intellectual Property Rights and to maintain in confidence all trade secrets and confidential information owned or used by Company.

2.14                           Employee Benefits.

(a)                                  Schedule 2.14 sets forth a list of all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended,

(“ERISA”)) and all other profit-sharing, deferred compensation, bonus, stock option, stock purchase, vacation pay, holiday pay, pension, retirement plans, medical and other compensation or benefit arrangements maintained or contributed to or required to be contributed to by Seller or Company for the benefit of Company employees (or former employees or service providers) and/or their beneficiaries; including a complete listing of all plans with respect to which Seller or Company has either (i) made contributions or payments or incurred any contingent liability within six (6) years prior to Closing or (ii) is required to make payments, transfers or contributions for the benefit of Company employees (or former employees) and/or their beneficiaries (collectively, “Benefit Plans”).  No Benefit Plan is a “defined benefit plan” as defined in ERISA or subject to Title IV of ERISA.

(b)                                 Seller or Company has delivered or made available in the Data Room to Purchaser true and complete copies of:

(1)                                  Each Benefit Plan and any related funding agreements (e.g., insurance contracts or trusts), including all amendments;

(2)                                  The current draft of the Summary Plan Description pertaining to each Benefit Plan for which a Summary Plan Description is required by ERISA or by the terms of such Benefit Plan;

(3)                                  The three (3) most recent annual reports for each Benefit Plan (including all relevant schedules) for which such annual reports are required;

(4)                                  The most recently filed PBGC Form 1 (if applicable); and

(5)                                  The Internal Revenue Service determination letter (if any) for each Benefit Plan and each amendment thereto.

(c)                                  Each Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms and any related agreements, and with all applicable laws, and, if intended to qualify under Code Section 401(a), is so qualified:

(1)                                  Neither Company nor any Affiliate of Company has ever contributed or been obligated to contribute to any “multi-employer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer welfare arrangement” (as defined in Section 3(41)(A) of ERISA);

(2)                                  No such Benefit Plan subject to a funding requirement has been terminated at a time when such Benefit Plan was not sufficiently funded; and

(3)                                  Except as otherwise provided on Schedule 2.14, the value, determined on a termination basis, of all accrued benefits (whether or not vested) under each such Benefit Plan did not exceed, as of the most recent valuation date, and will not exceed as of the time of filing, the then current fair market value of the assets of such Benefit Plan.

(d)                                 All contributions and other payments to be made to each Benefit Plan under the terms of that Benefit Plan, ERISA, the Internal Revenue Code (the “Code”) or any

other applicable law have been timely made and all contributions made have been fully deductible under the Code.  The books of Company properly reflect all amounts required to be accrued as liabilities under each Benefit Plan.

(e)                                  In the case of each Benefit Plan, there is no lien relating to its liabilities or obligations, and no accumulated funding deficiency (within the meaning of Section 4971 of the Code), whether or not such deficiency has been waived, or any other unfunded liability.

(f)                                    Each Benefit Plan complies currently, and in all material respects, in form and operation, with all applicable law including ERISA, the Code, and the continuation coverage rules of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Code § 4980B or part 6 of Title I of ERISA.

(g)                                 Except as set forth on Schedule 2.14, no “prohibited transactions” (as defined in Section 4975(c)(1) of the Code) or breaches of fiduciary duty involving Company, Seller, or a director or officer of Seller or Company, have occurred with respect to any of the Benefit Plans.

(h)                                 All trusts maintained in connection with a Benefit Plan, including trusts that are intended to comply with the provisions of Code § 501(c)(9) or § 501(c)(17), are exempt from federal income taxation under Code § 501(a) and there has been no written or, to Seller’s and Seller’s Knowledge, other claims, of noncompliance or failure to properly maintain, operate or administer any Benefit Plan (or a related trust) which has rendered or is reasonably likely to render such Benefit Plan or trust, or Company, subject to or liable for any taxes, penalties or liabilities to any person.

(i)                                     There is no contract, agreement, or benefit arrangement covering any employee of Company which, individually or collectively, could give rise to the payment of any amount which would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code).

(j)                                     Neither Company nor any of its Affiliates maintains any Benefit Plan that provides severance pay or medical benefits to one or more former employees (including retirees), or provides for post-retirement benefits to present or former employees, other than benefits that are required to be provided pursuant to COBRA or state law conversion rights.

(k)                                  There are no investigations, proceedings, or lawsuits, either currently in progress, or, on the basis of facts or circumstances recognized by Company or Seller, expected to be instituted in the future, against (i) any Benefit Plan; or (ii) any fiduciary of such plan (within the meaning of Section 3(21)(A) of ERISA) brought on behalf of any participant, beneficiary or fiduciary thereunder, or by any Governmental Entity.

(l)                                     With respect to each Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), all claims that are or could be attributable to such Benefit Plan are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an “HMO”) pursuant to which the HMO bears the liability for claims or (iii) reflected as a liability or accrued for on the financial statements of Company or Seller.

(m)                               Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Benefit Plan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Benefit Plan, including, without limitation, any “excess parachute payment” as defined under Code Section 280G.

2.15                           Employment Laws.  Except as shown on Schedule 2.15:

(a)                                  Company is in compliance in all material respects with all federal, state or other applicable laws, respecting employment and employment practices, terms and conditions of employment, wages and hours, affirmative action and occupational safety (except for violations or failures to comply which are not reasonably likely to result in penalties in excess of $10,000, individually, or $50,000 in the aggregate with respect to related items), and has not received notice of, and is not engaged in, any unfair labor practice.

(b)                                 No unfair labor practice complaint against Company is pending before the National Labor Relations Board.

(c)                                  There is no labor strike, dispute, slowdown or stoppage actually pending or against or affecting Company.

(d)                                 Except to the extent expressly provided in Schedule 2.15, there are not, and in the past three years there have not been, any material claims, grievances or arbitration proceedings, workers’ compensation proceedings, labor disputes (including charges of violations of any federal, state or local laws or regulations relating to current or former employees (including retirees) or current or former applicants for employment), governmental investigations, or administrative proceedings of any kind pending or, to the Knowledge of Seller, threatened against or relating to Company, its employees or employment practices, or operations as they pertain to conditions of employment; nor is Company or Seller subject to any order, judgment, decree, award, or administrative ruling arising from any such matter.  Schedule 2.15 or Schedule 2.16 lists all claims, charges or notices of correction received under laws and regulations pertaining to workplace safety since January 1, 2004.

(e)                                  No collective bargaining agreement is currently in existence or is being negotiated by Company and as of the date of this Agreement no labor organization has been certified or recognized as the representative of any employees of Company or is actively seeking such certification or recognition.  To Seller’s Knowledge, Company’s relations with its employees are satisfactory.

(f)                                    Company’s contracts, if any, with temporary personnel agencies represent bona fide, arms-length agreements and the personnel provided by such agencies are not Company’s employees for purposes of any federal, state or local laws, including laws pertaining to tax withholding, provision of benefits or union representation, except as disclosed on Schedule 2.15.

(g)                                 No officer, executive, key employee or group of key employees (“Key Persons”) has notified Company or Seller of an intent to cease providing services to Company or materially alter the terms on which services are provided to Company, and to Seller’s Knowledge, no Key Person is planning to cease providing services or to seek to materially alter the terms on which such Key Person’s services are provided to Company.

2.16                           Environmental Laws.

(a)                                  Except as disclosed on Schedule 2.16, since 1996 (i) the assets and the business of Company have been operated in compliance in all material respects with all applicable Environmental Laws including the holding of all Authorizations held by Company or required to be held pursuant to Environmental Laws; (ii) there has been no production, storage, Release, or disposal of any hazardous materials in any material quantity at, in, on under, about or from any of the Properties by or on behalf of Company or to Seller’s Knowledge by any previous owner or tenant of the Properties; (iii) there has been no production, storage, release or disposal of any hazardous materials in any material quantity by or on behalf of Company at any other site; (iv) there are no underground storage tanks or electrical equipment containing PCB’s on the Properties, or any asbestos-containing materials on the Properties that could reasonably be expected to result in a material liability to Company; and (v) no Governmental Entity or any other Person has issued to Company or commenced any notice of violation, notice to comply, compliance schedule, administrative or judicial complaint, enforcement action or lien with respect to alleged violations of Environmental Laws by or on behalf of Company or relating to the Properties, or any proceeding or inquiry with respect to any actual or alleged violation of any Environmental Law or any release or alleged release of a Hazardous Material by or on behalf of Company or relating to the Properties.

(b)                                 “Environmental Law” shall mean all laws, federal, state or local, including statutes, regulations, rules, ordinances and orders which purport to regulate the release of hazardous materials to the environment, or impose requirements relating to environmental protection or public or employee health and safety, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq., the Emergency Planning and Community Right-to-Know Act, as amended, 42 U.S.C. Section 11001 et seq., the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, as amended, 42 U.S.C. Section 300f et seq., the Federal Insecticide, Fungicide & Rodenticide Act, as amended, 7 U.S.C. Section 136 et seq., the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq., and the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651 et seq.

(c)                                  “Hazardous Material(s)” shall mean any substance which is (i) defined as a hazardous substance, hazardous material, hazardous waste, pollutant, contaminant or words of similar import under any Environmental Law; (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof; (iii) hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive, carcinogenic or a reproductive toxicant; or (iv) regulated pursuant to any Environmental Law.

(d)                                 “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other receptacles containing any hazardous materials).

(e)                                  No modification, revocation, reissuance, alteration, transfer or amendment of any environmental permits, or any review by, or approval of, any third party under any environmental permits is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation of the business of Company as currently conducted.

(f)                                    Company has not assumed, contractually or by operation of law, any liabilities or obligations under any Environmental Laws except, in the case of those assumed by operation of law, those assumed which in and of themselves (and irrespective of any contribution or indemnification rights) could not reasonably be expected to expose Company to liability in excess of $25,000.

(g)                                 Seller and Company have delivered or made available in the Data Room to Purchaser all environmental surveys and reports (including any “Phase 1” or “Phase 2” reports) in their possession or available to them.

2.17                           Taxes.  Except as set forth in Schedule 2.17 hereto, (i) all federal, state, foreign and local Tax returns and Tax reports (including information returns) required to be filed by Company have been filed with the appropriate Governmental Entities in all jurisdictions in which such returns and reports are required to be filed, and all such returns and reports are, in all material respects, complete, accurate and in accordance with all legal requirements applicable thereto; (ii) all federal, state, foreign and material local income, profits, franchise, sales, use, occupation, property, excise, withholding and other Taxes, duties, charges and assessments (including interest and penalties) due from Company, (A) have been fully paid or adequately provided for on the books and financial statements of Company in accordance with GAAP or (B) are disclosed on Schedule 2.17 and are being contested in good faith by appropriate proceedings; (iii) Company has not received any written notice or inquiry from the Internal Revenue Service or any other taxing authority in connection with any of the returns and reports referred to in the foregoing clause (i) of any pending or threatened examination or audit which, individually or in the aggregate, if adversely decided against Company would reasonably be likely to result in adjustments or penalties in excess of $10,000, individually or in the aggregate; (iv) no extensions or waivers of statutes of limitation that have not expired have been given or requested with respect to Company; (v) the federal and state Tax returns of Company have been examined (or are no longer subject to examination) by the appropriate agency except for all periods after the dates set forth on Schedule 2.17 for each category of Tax return; (vi) deficiencies asserted or assessments made as a result of examination by any taxing authorities have been fully paid or fully reflected on the books of Company; (vii) Company has no liability for Taxes of any third party under Treasury Regulation Section 1.1502-6 (or any similar provision of any other applicable law) as a transferee or successor by contract or otherwise, and (viii) there are no tax sharing, allocation, indemnification or similar agreements in effect as between the Company and Seller or any of Seller’s Affiliates under which Purchaser or Merger Sub could be liable for any Taxes or other claims of any Person.  Company has not made an election under Section 341(f) of the Code.

2.18                           No Unlawful Contributions.  Neither Company nor any director, officer, agent, employee or other Person associated with or acting on behalf of Company, has made or used any corporate funds to make any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any direct or indirect unlawful payments to officials or employees of any Governmental Entity from corporate funds; failed to file any reports required with respect to lawful contributions; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any intentionally false or fictitious entries on the books or records of Company; or made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

2.19                           No Insider Transactions.  Except as disclosed in Schedule 2.19, neither Seller nor any Affiliate of Seller, or any trust, partnership or corporation in which any of such Persons has an interest, has, directly or indirectly, (a) any interest (other than as a holder of not more than 3% of the issued and outstanding securities of a corporation whose securities are traded on a national securities exchange) in any Person which furnishes or sells, services or products which Company furnishes or sells; (b) any interest (other than as a holder of not more than 3% of the issued and outstanding securities of a corporation whose securities are traded on a national securities exchange) in any Person which purchases from or sells or furnishes to Company any goods or services; (c) a beneficial interest in any contract, commitment, agreement or understanding to which Company is a party or by which it may be bound or affected (except for written employment contracts listed on a Schedule to this Agreement); or (d) any interest or claim against Company or any of its assets which could result in a claim against Company or could materially and adversely affect Company’s assets, Company’s title to or its right to use its assets, or Company’s right to conduct its business following the Closing.  Except as disclosed on Schedule 2.19, none of the assets of Company include any receivables from any officer, director, shareholder or employee of Company or Seller.  Schedule 2.19 discloses all services provided to or obtained on behalf of Company by Seller, a list of the name and job position of each person employed by Seller or any of its Affiliates who is not employed by Company but who performs substantial services for Company or whose duties relate primarily to the business of Company.

2.20                           Accounts Receivable; Vendors.

(a)                                  The accounts receivable reflected on the Financial Statements, or thereafter acquired by Company through the Closing Date were earned by sales actually made or services actually performed in the ordinary course of business and, except as set forth on Schedule 2.20, are not subject to any dispute, set-off or counterclaim.  The accounts receivable set forth on Schedule 2.20 do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis, or subject to any other repurchase or return arrangement other than as set forth on Schedule 2.20.  The Seller has no knowledge of any facts or circumstances (other than general economic conditions) which would result in any material increase in the uncollectability of the accounts receivable of the Company in excess of the reserves therefor set forth in the Financial Statements or, for receivables arising subsequent to the most recent Financial Statements, as reflected on the books and records of Company (which receivables are recorded in accordance with GAAP).  Schedule 2.20 discloses all accounts receivable which have remained unpaid more than 45 days from the date of the applicable invoice as of January 31, 2007.

(b)                                 Schedule 2.20 sets forth the identity of each of Company’s fifteen (15) largest vendors for the fiscal year ended December 31, 2006, and the amounts payable to each such vendor at such date, and also discloses, as of December 31, 2006, the fiscal year-to-date purchases from each vendor identified on Schedule 2.20 and the amount paid to such vendor as of December 31, 2006.  Except as disclosed on Schedule 2.20, no vendor or supplier listed thereon has informed Company or Seller in writing of plans to terminate its business relationship with Company or curtail or modify adversely to Company the terms on which such vendor provides goods or services to Company, and to Seller’s Knowledge no such actions are planned or anticipated.

2.21                           Inventories.  The inventories reflected on the Financial Statements, and thereafter acquired by Company through the Closing Date, taken as a whole, are in all material respects of a quality and quantity usable and salable in the normal course of the business of Company.  The values at which such inventories are carried on the Financial Statements reflect the historical inventory valuation policy of Company stating inventories at the lower of cost (on a first-in, first-out basis) or market as of the date of the Financial Statements.  Schedule 2.21 lists all inventories of raw materials, finished goods, packaging supplies or ingredients owned or in the custody of Company (“Inventory”) and, with respect to Inventory owned by or held for the account of a customer, identifies such customer and Inventory in reasonable detail, and specifies the location of such Inventory.  Schedule 2.21 further specifically identifies all items of Inventory for which Company holds more than four months of the applicable customer’s needs, based on past practice and all write-downs or impairment charges incurred or recognized since January 1, 2004 which exceeded $50,000 for any item or which were not incurred or recognized in the ordinary course of business.

2.22                           Bank Accounts.  Schedule 2.22 lists all bank accounts, safe deposit boxes, money market funds, certificates of deposit, stocks, bonds, notes and other securities owned directly or indirectly, beneficially or of record, by Company and identifies all persons authorized to sign on such accounts.

2.23                           Warranties.  Schedule 2.23 contains a copy of Company’s written warranty terms to its customers.  Except as set forth on Schedule 2.23, Company has not given or made any other written or, to the Knowledge of Seller, oral warranties to any Person with respect to any products sold or services performed.  Except for warranty obligations and returns in the ordinary course of business consistent with past practice for which appropriate reserves have been reflected in the Financial Statements, there are no outstanding or threatened warranty claims against Company relating to express or implied warranties.

2.24                           Delivery of Documents.  Seller and Company have delivered or made available in the Data Room to Purchaser true and correct copies of all documents, and any and all amendments to any such documents, referred to in this Agreement or in any Schedule delivered to Purchaser pursuant to this Agreement.

2.25                           No Finders or Brokers.  Neither Seller nor Company nor any of their Affiliates has entered into any agreement, arrangement or understanding with any Person which could result in the obligation to pay any finder’s fee, brokerage commission, advisory fee or similar payment in connection with the transactions contemplated hereby except as disclosed on Schedule 2.25.  No such arrangement or understanding imposes any obligation or liability on Purchaser.

2.26                           Product Warranties; Product Liability; Safety and Recalls.

(a)                                  Company provides, and has provided for the past five years, only the express written limited product warranties attached as Schedule 2.26(a).

(b)                                 Except as set forth on Schedule 2.26(b), (i) there is no claim by or before any court or governmental or other regulatory or administrative agency, commission or other Governmental Entity, including the NHTSA, against Company or Seller alleging any product manufactured, shipped, sold or delivered by or on behalf of Company which is pending or, to the Knowledge of Company, threatened, nor, to Seller’s Knowledge, does there exist any basis therefor, relating to or resulting from an alleged defect in design, manufacture, materials or workmanship of any product manufactured, shipped, sold or delivered by or on behalf of Company or any alleged failure to warn, or any alleged breach of implied warranties or representations.

(c)                                  As used in this Section 2.26, the term “product(s)” shall mean any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of Company, including, without limitation, any product sold in the United States by Company as the distributor, agent, or pursuant to any other contractual relationship with a manufacturer, and the term “defect” shall mean a defect or impurity of any kind, whether in design, manufacture, processing, or otherwise, including, without limitation, any dangerous propensity associated with any reasonably foreseeable use of a product, or the failure to warn of the existence of any defect, impurity, or dangerous propensity.

(d)                                 Except as set forth on Schedule 2.26(b), to Seller’s Knowledge, (i) there has not been any Occurrence (as defined in Section 2.26(e) below); (ii) since January 1, 2004 there has not been any product recall, rework or post-sale warning or similar action (collectively “Recalls”) conducted by Seller or Company with respect to any product manufactured, shipped, sold or delivered by or on behalf of Company, or, any investigation or consideration of or decision made by any person or entity concerning whether to undertake or not undertake, any Recalls; (iii) there are no pending or to Seller’s Knowledge, threatened claims against Company under any state “lemon” law or other consumer protection law, regulation or rule nor, to Seller’s Knowledge, does there exist any basis therefor; and (iv) there are no material defects in design, manufacturing, materials or workmanship including, without limitation, any failure to warn, or any breach of express or implied warranties or representations, which involve any product manufactured, shipped, sold or delivered by or on behalf of Company.

(e)                                  For purposes of Section 2.26, the term “Occurrence” means any accident, happening or event which occurs or has occurred after January 1, 2004 or January 1, 2005 at any time prior to the Closing Date which is caused or allegedly caused by any hazard or defect in manufacture, design, materials or workmanship including, without limitation, any failure or alleged failure to warn or any breach or alleged breach of express or implied warranties or representations with respect to a product manufactured, shipped, sold or delivered by or on behalf of Company which results or is alleged to have resulted in injury or death to any person or damage to or destruction of property (including damage to or destruction of the product itself) or other consequential damages, at any time.

(f)                                    All manufacturing standards applied, testing procedures used and product specifications disclosed to customers by Company comply in all material respects with all requirements established by any applicable law.

(g)                                 Seller has provided or made available in the Data Room to Purchasers all written correspondence and communications between Company or Seller and NHTSA since January 1, 2004.

(h)                                 Except as disclosed on Schedule 2.26(f), there is not, and there has not been for the past five years, any pending or, to the Knowledge of Seller, threatened recall, rework, post-sale warning or investigation of any product shipped, sold, delivered, manufactured or designed by Company.

2.27                           Dealer Network; Rebates and Refunds.

(a)                                  Schedule 2.27 sets forth a true and complete list of Company’s top twenty (20) dealers in terms of Company’s sales, together with the sales made thereto, for each annual period from January 1, 2004, through December 31, 2006, and the accounts receivable for each such dealer as of December 31, 2006.  A true and complete copy of all the Company’s standard form of dealer agreement has been delivered to Purchaser and except as set forth on Schedule 2.27, there are no material deviations from the Company’s standard form in the Company’s dealer agreements with its top twenty (20) dealers (by revenue).  Except as shown on Schedule 2.27, since January 1, 2006, none of the Company’s top twenty (20) dealers (by revenue), has indicated to Company in writing, or to Seller’s Knowledge otherwise, that it does not intend to continue to carry Company’s products.

(b)                                 Schedule 2.27 discloses (i) all significant refunds, rebates, discounts and return policies or practices that Company has engaged in with respect to persons supplying goods and services to Company; and (ii) all annual programs relating to refunds, rebates, discounts and return policies or practices that Company has engaged in with respect to furnishing its products to others in connection with Company’s business; and

(c)                                  no creditor which provides financing to Company dealers supported by Company repurchase obligations (a “Creditor”) has notified Seller or Company, either orally or in writing, that such Creditor intends to discontinue financing dealer purchases of Company products.

2.28                           Representations Complete.  None of the representations or warranties made by Seller in this Agreement (taken together with the Disclosure Schedules), and none of the statements made by Seller in any schedule or certificate furnished by Seller pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained herein or therein (to the extent such statements are of, by or regarding Seller or Company) not misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser and Merger Sub hereby represent and warrant to Seller as follows:

3.1                                 Organization; Ownership.  Each of Purchaser and Merger Sub is a duly organized limited liability company, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to perform this Agreement.

3.2                                 Authorization.  The execution and delivery of this Agreement by Purchaser and Merger Sub and the performance of their respective obligations hereunder have been duly authorized by their respective directors, and no other limited liability company action or approval by Purchaser or Merger Sub is necessary for their execution, delivery or performance of this Agreement.  This Agreement has been duly executed and delivered by Purchaser and Merger Sub, respectively, and is a valid and binding obligation of Purchaser and Merger Sub, respectively, enforceable against each in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors’ rights generally; and (b) general principles of equity (whether considered in an action in equity or at law).

3.3                                 No Conflict.  Neither the execution and delivery of this Agreement by Purchaser nor the consummation of the transactions contemplated hereunder nor the fulfillment by Purchaser of any of its terms will, except as described in Schedule 3.3:

(a)                                  conflict with or result in a breach by Purchaser or Merger Sub of, or constitute a default by it under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or breach of, any of the terms, conditions or provisions of (i) any indenture, mortgage, lease, deed of trust, pledge, loan or credit agreement or any other material contract, arrangement or agreement to which Purchaser or Merger Sub is a party or to which a material portion of their respective assets are subject; (ii) the respective certificates of formation or operating agreements of Purchaser or Merger Sub; or (iii) any judgment, order, writ, injunction, decree or demand of any Governmental Entity which materially affects Purchaser or Merger Sub or which materially affects the Purchaser’s or Merger Sub’s respective ability to conduct its business;

(b)                                 result in the creation or imposition of any lien, charge or Encumbrance of any nature whatsoever upon any material portion of the respective assets of Purchaser or Merger Sub or which materially affects the Purchaser’s or Merger Sub’s respective ability to conduct its business as conducted prior to the date of this Agreement; or

(c)                                  cause a loss or adverse modification of any permit, license, or other authorization granted by any Governmental Entity to or otherwise necessary or materially useful to Purchaser’s or Merger Sub’s respective business.

3.4                                 No Finders or Brokers.  Neither Purchaser nor Merger Sub nor any of their respective Affiliates entered into any agreement, arrangement or understanding with any Person which could result in any obligation of Seller to pay any finder’s fee, brokerage commission, advisory fee or similar payment in connection with this Agreement or the transactions contemplated hereby.

3.5                                 Availability of Funds.  Purchaser and Merger Sub currently have access to sufficient immediately available funds in cash or cash equivalents, and will at the Closing have sufficient immediately available funds, in cash, to pay the Purchase Price and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated by this Agreement.

ARTICLE 4

COVENANTS

4.1                                 Confidentiality.

(a)                                  Until the Closing, Purchaser shall treat in confidence all non-public documents, materials and other information which Purchaser shall have obtained regarding Company during the course of the negotiations leading to the transactions contemplated hereby, the investigation of Company and the preparation of this Agreement, and in the event the sale and purchase hereunder shall not be consummated, Purchaser shall return all copies of non-public documents and materials which have been furnished in connection therewith.  However, nothing contained herein shall prohibit Purchaser hereto from:

(1)                                  using such documents, materials and other information in connection with any action or proceeding brought or any claim asserted by Company hereto in respect of any breach of any representation, warranty or covenant made in or pursuant to this Agreement, or

(2)                                  supplying or filing such documents, materials or other information to or with any Governmental Entity or other Person which Purchaser and Seller deem reasonably necessary in connection with the obtaining of any consent, waiver, amendment, modification, approval, authorization, permit or license which may be necessary to effectuate this Agreement and to consummate the transactions contemplated hereby.

(b)                                 From and after the date hereof, Seller shall treat, and shall cause its Affiliates to treat, in confidence all documents, materials and other information regarding Purchaser or its Affiliates which are in Seller’s possession or control.  The restrictions of the preceding sentence shall not apply to information that (i) was publicly known at the time of disclosure to Seller; (ii) becomes publicly known through no action or fault of Seller; (iii) was in Seller’s possession or received by Seller from a source other than the Company or its prior owners free of any obligation of confidence at the time of such source’s communication thereof;

or (iv) is rightfully obtained from third parties authorized to make such disclosure without restriction.  Following Closing, Seller shall treat, and shall cause its Affiliates to treat, in confidence all documents, materials and other information regarding Company which are in their possession or control subject to the foregoing limitations and shall not use such confidential information in connection with the operation of its business.

(c)                                  The confidentiality agreement dated January 22, 2007, between National R.V. Holdings, Inc. and Riley Investment Management, LLC (the “Confidentiality Agreement”) shall remain in effect following the Closing in accordance with its terms and shall apply to Seller, Purchaser, and their controlled Affiliates.

4.2                                 Fulfillment of Conditions.

(a)                                  Seller will use all reasonable efforts, and Seller will cause Company to use all reasonable efforts, to perform, comply with and fulfill all obligations, covenants and conditions required by this Agreement to be performed, complied with or fulfilled by Seller or Company prior to or as of the Closing Date.  Purchaser will use all reasonable efforts to perform, comply with and fulfill all obligations, covenants and conditions required by this Agreement to be performed, complied with or fulfilled by Purchaser or Merger Sub prior to or as of the Closing Date.

(b)                                 Seller will use all reasonable efforts, and will cause Company to use all reasonable efforts, to secure all necessary consents, waivers, permits, approvals, licenses and authorizations and will make, and will cause Company to make, all necessary filings in order to enable Seller or Company to consummate the transactions contemplated hereby.  Purchaser will use all reasonable efforts to secure all necessary consents, waivers, permits, approvals, licenses and authorizations and will make all necessary filings in order to enable Purchaser and Merger Sub to consummate the transactions contemplated hereby.

4.3                                 Purchaser’s Access to Records and Inspection Rights.  Seller and Company will permit, and will cause Company to allow Purchaser and its lenders and other representatives, through their officers, employees, counsel, accountants and other authorized representatives, to inspect the properties and records of Company and of Seller, as they relate to Company and to discuss the affairs and accounts of Company and of Seller, as they relate to Company with such officers, employees, counsel, accountants and other agents of Company and Seller as shall have been approved (including the procedures in respect of such inspection and discussions) in advance by Company, which approval will not be unreasonably withheld.  Purchaser shall conduct any inspection or discussion in a manner that does not unreasonably interfere with the normal business of Company or Seller.

4.4                                 Transfer of Additional Assets.

(a)                                  At the Closing, the Seller shall assign and transfer or cause to be assigned and transferred all Additional Assets to Merger Sub free and clear of all Liens and other Encumbrances, other than Permitted Liens, for aggregate consideration of Seven Million Seven Hundred Thousand Dollars ($7,700,000); provided, however, that if Seller is unable to so assign or transfer all Additional Assets at the Closing, Seller will cause all remaining Additional Assets to be assigned and transferred to Merger Sub or its successor in interest free and clear of all Liens and other Encumbrances, other than Permitted Liens, for no additional consideration, as soon as possible following the Closing.

(b)                                 If any further action is necessary or desirable at any time after the Closing Date to carry out the purposes and intent of this Agreement and to vest in Merger Sub all rights, title and interests in and to the Additional Assets, Seller or the officers or directors of Seller are fully authorized in the name of Seller to take, and Seller shall cause such Persons to take, all such necessary or desirable actions.  Without limiting the foregoing, Seller agrees to assist Purchaser and Merger Sub in asserting or enforcing any claim, right or title of any kind in or to the Additional Assets, and to do all such acts and things in relation thereto as Purchaser and Merger Sub deem advisable.

(c)                                  Seller hereby constitutes and appoints Purchaser the true and lawful attorney of Seller, with full power of substitution, in the name of Seller, Purchaser, or Merger Sub, as applicable, but for the benefit of Purchaser and Merger Sub and at the expense of Purchaser and Merger Sub (provided, however, that Seller’s obligations will not in any way be limited as a result of Purchaser undertaking such expense) to collect, assert or enforce any claim, right or title of any kind in or to the Additional Assets, institute and prosecute all actions, suits and proceedings which Purchaser or Merger Sub may deem proper in order to collect, assert or enforce any such claim, right or title, defend and compromise all actions, suits and proceedings in respect of any Additional Asset, and do all such acts and things in relation thereto as Purchaser shall deem advisable.  Seller acknowledges that such powers are coupled with an interest and shall not be revocable by it in any manner or for any reason, including its dissolution, and that Merger Sub shall be entitled to retain for its own account any amounts collected pursuant to such powers, including any amounts payable as interest in respect thereof.  Such powers shall be granted by such powers of attorney and other instruments as shall be reasonably requested by counsel for Purchaser.

4.5                                 Operation in Ordinary Course.  From the execution of this Agreement until the Closing, Seller shall cause Company to, and Company shall, operate its business only in a manner consistent with its present and historical practice, and, in particular, to assure that, except as required by this Agreement, unless Purchaser otherwise consents in writing, no action or event within the control of Company or Seller occurs which, had it occurred prior to the execution of this Agreement, would have been required to be disclosed on Schedule 2.6.  Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, Company shall not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld:

(a)                                  declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock;

(b)                                 split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(c)                                  purchase, redeem or otherwise acquire any shares of capital stock of Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(d)                                 authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights);

(e)                                  amend its articles of incorporation, bylaws or other comparable charter or organizational documents;

(f)                                    acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization;

(g)                                 mortgage or otherwise encumber or subject to any Encumbrance or otherwise dispose of, sell, lease or license any of its properties or assets, other than sales of inventory in the ordinary course of business consistent with past practice;

(h)                                 incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Company, guarantee any debt securities of another Person,  enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for  borrowings under current credit facilities and for lease obligations, in each case in the ordinary course of business consistent with past practice;

(i)                                     make any loans, advances or capital contributions to, or investments in, any other Person, other than to Company;

(j)                                     pay, discharge or satisfy any claims (including claims of shareholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction (i) of liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof; or (ii) claims settled or compromised to the extent permitted by Section 4.5(n), or waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing license, lease, permit, contract or other document, other than in the ordinary course of business consistent with past practice;

(k)                                  adopt resolutions providing for or authorizing a liquidation or a dissolution;

(l)                                     enter into any collective bargaining agreement or materially alter any employment or work policy;

(m)                               change any material accounting principle used by it, except to the extent required by generally accepted accounting principles;

(n)                                 settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise is not greater than $50,000;

(o)                                 make any new capital expenditure or expenditures, other than capital expenditures not to exceed $25,000, in the aggregate;

(p)                                 except in the ordinary course of business or otherwise permitted by this Agreement, modify, or amend or terminate any Contract or agreement set forth on any Schedule to this Agreement, waive, release or assign any material rights or claims;

(q)                                 enter into any employment, severance  or other agreement with any officer, director or key employee of Company or any of its Subsidiaries or hire or agree to hire any new or additional key employees with annual compensation of $50,000 or more or any officer;

(r)                                    make any Tax election or settle or compromise any material Tax liability;

(s)                                  voluntarily take, or voluntarily agree to commit to take, any action that would make any representation or warranty of Company contained herein inaccurate in any material respect at, or as of any time prior to, the Closing; or

(t)                                    authorize any of, or commit or agree to take any of, the foregoing actions.

4.6                                 Post-Closing Access.  After the Closing, each party will cooperate with the other party to the extent reasonably requested to carry out the purposes of this Agreement, and to make available all financial, insurance, Tax and other information (including reasonable access to books and records) of Company or Seller, as applicable, to the extent reasonably required by any party in connection with (a) any audit or other investigation by any taxing authority; (b) the prosecution or defense of any civil or administrative claims, Tax claims, claims in respect of Intellectual Property Rights,  or related litigation; (c) the preparation of financial statements and related data; (d) the preparation of Tax returns or any other reports or submissions to any Governmental Entity required to be made by any party with respect to Company or the transactions contemplated by this Agreement; or (e) administration of and renegotiation of contracts and financing activities; provided that such cooperation and availability of information do not unreasonably interfere with normal business of any party and provided, further, that the requesting party reimburses the other party for any out-of-pocket and third-party expenses incurred to provide such information.  Purchaser shall cause Company to preserve all such information, including without limitation, the books and records of Company, for at least six (6) years after the Closing Date.

4.7                                 Delivery of Audited Financial Statements.  Following the Closing, the Seller shall use commercially reasonable best efforts to assist Company, Purchaser, and Company’s independent public accountants to produce audited copies of the Financial Statements of

Company for the years ended December 31, 2004, 2005, and 2006, accompanied by the opinion of Seller’s independent certified public accountants.  Purchaser shall bear the fees and expenses of Company’s independent public accountants in connection with such audit.

4.8                                 No Solicitation of Other Transactions.  Until the earlier of the Closing Date and the date this Agreement is terminated pursuant to Article 6 hereof, Seller and Company will not, nor will Seller permit any of its officers, members, agents, representatives or Affiliates (any of the foregoing, a “Seller Representative”) to directly or indirectly take any of the following actions:

(a)                                  solicit, initiate, entertain, or encourage any proposals or offers from, or conduct discussions with, provide information to, or engage in negotiations with, any Person other than Purchaser or its representatives relating to any possible acquisition of (i) Company (whether by way of merger, purchase of equity securities, purchase of assets or otherwise); (ii) any material assets of Company; (iii) any material portion of Company’s equity securities or any rights to acquire the same; or (iv) any other material interest in or in control of Company (any of the foregoing, a “Competing Transaction”);

(b)                                 provide information with respect to Company, its business or its assets to any Person, other than Purchaser and its designees, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any Competing Transaction;

(c)                                  enter into an agreement with any person, other than Purchaser and its designees, providing for any Competing Transaction; or

(d)                                 make or authorize any statement, recommendation or solicitation in support of any Competing Transaction.

The taking of any action described in clauses (a) through (d) above by Seller or Company shall be deemed a material breach of this Agreement by Seller or Company, as applicable.  Seller and Company shall immediately cease and cause to be terminated or cause Seller or Company to cease and cause to be terminated any such contacts or negotiations with third parties relating to any Competing Transaction.  In addition to the foregoing, if the Seller or Company receives prior to the Closing Date or the termination of this Agreement any offer or proposal relating to any Competing Transaction, Seller immediately shall notify Purchaser thereof, including information as to the identity of the offer or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Purchaser may request.

4.9                                 Termination of Affiliate Relationships.  Prior to the Closing, Seller will cause any and all obligations of Company to or for the benefit of Seller or any Affiliate of Seller to be discharged or terminated prior to the Closing.

4.10                           Removal of Liens; Release.  Prior to the Closing Date, Seller and Company will cause all Liens and Encumbrances to be removed from (i) all property and assets of Company; (ii) the capital stock of Company; and (iii) all Additional Assets, except for any Liens for Taxes which are not yet due and payable and mechanics’, materialmen’s, or similar liens arising by operation of law in respect of obligations which are not yet due and payable as of the Closing Date (“Permitted Liens”).  Seller and Company will provide Purchaser with evidence satisfactory to Purchaser and Purchaser’s counsel of the removal of all such Liens and Encumbrances and a release by UPS of any liability of Company under the UPS Agreement.

4.11                           Bank Accounts.  Seller shall, on or prior to the Closing Date cause Company to cancel the authority of each Person listed in Schedule 2.22 who is specified by Purchaser in a written notice delivered to Seller on or prior to the Closing Date, to draw checks on any of the bank accounts maintained by Company and Seller shall submit evidence satisfactory to Purchaser of such cancellation.

4.12                           Indebtedness Between Company and Seller or Affiliate.  On or before the Closing Date, Seller and Company will take any appropriate action (including a contribution to capital or dividend) that has the effect of canceling in full all principal and accrued interest outstanding immediately prior to the Closing under any Indebtedness between Company on one hand and Seller or any Affiliate on the other hand without the transfer of any cash or property other than such Indebtedness.  Notwithstanding any other provision of this Agreement, such action shall not constitute a breach of any representation or warranty of Seller in Article 2 or of any covenant of Seller in any other provision of this Article 4.

4.13                           No Solicitation of Employees.

(a)                                  For a period of two (2) years following the Closing Date, Seller will not solicit for employment or service as a consultant any employees of Company, so long as they are employed by Company; provided, however, this will not preclude Seller or a recruiting firm acting on Seller’s behalf from making solicitations through general advertising of job opportunities that are not specifically addressed or targeted to employees of Company or hiring any such persons who respond to such solicitations.  Any such solicitation shall be conducted only in the local area in which Seller operates its business or be advertised only in national publications or other means of similar breadth, and shall not be advertised solely or primarily in the local area in which Company operates its business.

(b)                                 For a period of two (2) years following the Closing Date, the Company and Purchaser will not solicit for employment or service as a consultant any employees of Seller or its controlled Affiliates, so long as they are employed by Seller or such Affiliates; provided, however, this will not preclude the Company or Purchaser or a recruiting firm acting on their behalf from making solicitations through general advertising of job opportunities that are not specifically addressed or targeted to employees of Seller or such Affiliates or hiring any such persons who respond to such solicitations.  Any such solicitation shall be conducted only in the local area in which the Company or Purchaser operate their businesses or be advertised only in national publications or other means of similar breadth, and shall not be advertised solely or primarily in the local area in which Seller or any such Affiliate operates its business.

(c)                                  The restrictions contained in this Section 4.13 shall not apply with respect to Kris Dean.

4.14                           Country Coach Leases.  Following the Closing, Purchaser shall use its best efforts to have the two real property leases between Seller and Lee Joint Venture relating to property used in the Company’s business (the “LJV Leases”) to be novated or assigned from Seller to the Merger Sub as the entity surviving the Merger without any further liability to Seller or any of its Affiliates.  Pending such novation or assignment following Closing, the Merger Sub as the entity surviving the Merger shall be responsible for all lease and other payments payable under the LJV Leases and Purchaser shall indemnify Seller and Seller’s Affiliates to the extent provided in Section 7.2 hereof from all liability which Seller may thereafter be subject to under such LJV leases.

4.15                           Standstill.  Riley and Purchaser agree that, for a period of one year from the Closing Date, neither they nor any of their controlled “affiliates” (as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”), but excluding any companies in which Riley holds less than 25% of the outstanding equity or 25% of the board seats) will, or will assist or encourage others to, without the prior written consent of Seller:  (i) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, directly or indirectly, by purchase or otherwise, ownership (including, without limitation, beneficial ownership as defined in Rule 13d-3 of the Securities Exchange Act of 1934 of any voting securities or direct or indirect rights or options to acquire any voting securities of Seller or any subsidiary thereof, or of any successor to or person in control of Seller, any of the assets or businesses of Seller or any subsidiary or division thereof or of any such successor or controlling person or any bank debt, claims or other obligations of Seller or any rights or options to acquire (other than those currently owned) such ownership (including from a third party) provided that the foregoing will not prohibit B. Riley & Co. Inc. from effecting unsolicited client transactions in securities of Seller; (ii) seek or propose to influence or control the management or policies of Seller or to obtain representation on Seller’s Board of Directors, or solicit, or participate in the solicitation of, any proxies or consents with respect to any securities of Seller, or make any public announcement with respect to any of the foregoing or request permission to do any of the foregoing; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving Seller or its securities or assets; (iv) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or otherwise form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) in connection with any of the foregoing; (v) publicly seek or request permission or participate in any effort to do any of the foregoing or make or seek permission to make any public announcement with respect to the foregoing; or (vi) publicly request Seller or any of its representatives, directly or indirectly, to amend or waive any provision of this Section 4.15.

4.16                           Transferred Employees.  At the Closing, Purchaser shall cause Merger Sub to offer at-will employment to the persons employed by Seller listed on Schedule 4.16 (the “Transferred Employees”) at substantially their current compensation and in positions providing substantially the same services as their present services to Company.  If any Transferred Employees do not accept employment with Merger Sub following the Merger, all expenses, claims, taxes and other liabilities in connection with Seller’s employment of such Transferred Employees will be the sole responsibility of Seller and will be an Excluded Liability and a (downward) adjustment to the Merger Consideration.

4.17                           Benefit Plans; Wage Reporting.  As of the Closing, Seller and Company shall transfer sponsorship of all Benefit Plans to Purchaser and Purchaser shall assume or cause Merger Sub as the entity surviving the Merger to assume sponsorship of such Benefit Plans.  All Transferred Employees shall be eligible to participate in the Benefit Plans of the Merger Sub on substantially the same terms as Company Employees participated prior to the Closing.  All Benefit Plans that are medical, dental and prescription drug benefit plans shall credit the Transferred Employees and their dependents with any waiting periods and limitations for pre-existing conditions that would be satisfied as Company Employees prior to the Closing.  In addition, the Transferred Employees and their dependents shall be credited with any deductibles, co-pays and out-of-pocket limits under the welfare benefit plans that they met during the year in which the Closing occurs.  Purchaser and Seller agree to utilize, or cause Merger Sub and Company, respectively, to utilize the alternate procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting for all Transferred Employees and all employees of Company as of the Closing Date.

4.18                           Income Taxes; Allocation; Income Tax Returns.

(a)                                  Income Taxes.  Seller and Purchaser acknowledge and agree that for federal, state and local income tax purposes, and only for such purposes, (i) the Merger will be treated as a sale by Company and a purchase by Purchaser of all of the assets of Company as of the Closing (the “Assets”), followed by a distribution of the Merger Consideration by Company to Seller in complete liquidation of Company, (ii) the aggregate sales price and purchase price of the Assets will be equal to the sum of (A) the Merger Consideration, as adjusted pursuant to any provision of this Agreement which provides that it is an adjustment to the Merger Consideration, (B) the Additional Liabilities, and (C) the liabilities of Company as of the Closing, as determined in accordance with Section 1001 of the Code and the Treasury Regulations promulgated thereunder, (D) decreased or increased by certain costs of Seller or Purchaser, respectively, as determined in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, (iii) the aggregate sales price and purchase price of the Additional Assets will be equal to (A) the Additional Asset Consideration, (B) decreased or increased by certain costs of Seller or Purchaser, respectively, as determined in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, and (iv) the Merger and the sale of the Additional Assets will constitute one “applicable asset acquisition” pursuant to Section 1060 of the Code.

(b)                                 Allocation.

(i)                           Accordingly, within 120 days after the Closing Date, Purchaser shall prepare and provide to Seller, in accordance with Section 1060 of the Code and subject to Seller’s reasonable consent (which shall be deemed given in the absence of any objection within 30 days after Purchaser’s receipt thereof), a schedule (the “Allocation Schedule”) setting forth the agreed fair market values of the various Assets and Additional Assets as of the Closing Date, as follows:

First, the value of each Class I asset (for purposes of this Section 4.18(b)(i), “Class I assets,” “Class II assets,” “Class III assets,” “Class IV assets,” “Class V assets,” “Class VI assets” and “Class VII assets” shall have the meanings assigned to such terms in Section 1.338-6(b) of the Treasury Regulations), if any, included in the Assets or Additional Assets shall be the amount thereof as of the Closing;

Second, the value of each Class II asset, if any, included in the Assets or Additional Assets shall be the adjusted tax basis thereof for federal income tax purposes as of the Closing;

Third, the value of each Class III asset, if any, included in the Assets or Additional Assets shall be the adjusted tax basis thereof for federal income tax purposes as of the Closing;

Fourth, the value of each Class IV asset, if any, included in the Assets or Additional Assets shall be the adjusted tax basis thereof for federal income tax purposes as of the Closing;

Fifth, the value of each Class V asset, if any, included in the Assets or Additional Assets shall be the adjusted tax basis thereof for federal income tax purposes as of the Closing; provided, however, that the value of Seller’s Oregon land included in the Additional Assets shall instead be the excess of the Additional Asset Consideration over the aggregate value of all Class I - Class V assets (other than such land) included in the Additional Assets, as determined pursuant to this Section 4.18(b)(i).

Sixth, the value of each Class VI asset, if any, included in the Assets shall be the adjusted tax basis thereof for federal income tax purposes as of the Closing; and

Seventh, the value of goodwill (a Class VII asset), if any, included in the Assets shall be, with respect to Company and Purchaser, the excess of (A) the aggregate sales price or purchase price, respectively, of the Assets, as determined pursuant to subsection (a)(ii) of this Section 4.18, over (B) the aggregate value of all Class I - Class VI assets included in the Assets, as determined pursuant to this Section 4.18(b)(i).

(ii)                        If the aggregate sales price and purchase price of the Assets and the Additional Assets changes at any time after the Allocation Schedule or a Revised Allocation Schedule (as defined below) is prepared by Purchaser and provided to Seller, Purchaser, within 60 days after the change, shall prepare and provide to Seller, in accordance with Section 4.18(b)(i) and Section 1060 of the Code and subject to Seller’s reasonable consent (which shall be deemed given in the absence of any objection within 30 days after Seller’s receipt thereof), a schedule that reflects the change (a “Revised Allocation Schedule”).

(iii)                     Purchaser and Seller further acknowledge and agree that (i) the foregoing allocation provision will reflect, to the best of their knowledge and belief, the fair market values of the various Assets and Additional Assets as of the Closing Date, (ii) after the Closing Date, they shall report, act and file Tax returns (including initial and in the event of a Revised Allocation Schedule amended Internal Revenue Service Forms 8594) in all respects and for all purposes consistent with the Allocation Schedule or the most recent Revised Allocation Schedule, as the case may be, (iii) neither of them shall take any position (whether in audits, Tax returns or otherwise) which is inconsistent with the Allocation Schedule or the most recent

Revised Allocation Schedule, as the case may be, unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code, and (iv) upon written request by Purchaser or Seller, the other party shall deliver to the requesting party a copy of the most recent Internal Revenue Service Form 8594 that it has filed or prepared for filing with the Internal Revenue Service in connection with the Merger and the purchase and sale of the Additional Assets.

(c)                                  Income Tax Returns.  All income of Company through the day of the Closing, inclusive of income from the deemed sale of Company’s assets by reason of the Merger, shall be reflected on Seller’s 2007 consolidated federal income Tax return, and on Seller’s 2007 consolidated or combined state and local income Tax returns in all jurisdictions in which Seller and Company report on a consolidated or combined return basis, and shall be Seller’s responsibility.  Seller shall prepare or cause to be prepared and shall timely file all separate company state and local income Tax returns of Company for all taxable periods ending on or before the Closing Date in all jurisdictions requiring separate reporting from Seller, together with payment for any amount shown as due thereon.  Purchaser shall be responsible for the preparation and filing of all income Tax returns for Purchaser and Merger Sub and for the payment of all Taxes of Purchaser and Merger Sub.  On or before the Closing Date, Seller and Company will take any appropriate action (including a contribution to capital or dividend) that has the effect of (i) having Seller assume, immediately prior to the Closing, any liability of Company for any income Taxes for which Seller is responsible pursuant to this Section 4.18(c), or for any other Taxes of Company for any period ending on or before the Closing Date, and (ii) having Company transfer to Seller, immediately prior to the Closing, all of Company’s rights to any future refund of any Taxes for any taxable period ending on or before the Closing Date.  Notwithstanding any other provision of this Agreement, such action shall not constitute a breach of any representation or warranty of Seller in Article 2 or of any covenant of Seller in any other provision of this Article 4.  For the avoidance of doubt, Purchaser shall not file, or permit Merger Sub to file, an amended Tax return or a claim for refund for Company, or take, or permit Merger Sub to take, any other action with any Tax agency concerning any Tax matter related to Company, for any taxable period ending on or before the Closing Date without the written consent of Seller.

ARTICLE 5

CONDITIONS OF CLOSING

5.1                                 Conditions of Obligations of Purchaser.  The obligation of Purchaser to consummate the purchase of Company Common Stock pursuant to this Agreement is subject to the satisfaction of the following conditions, any of which may be waived by Purchaser:

(a)                                  Representations and Warranties; Performance of Obligations.  The representations and warranties of Seller and Company set forth in Article 2 hereof and in all agreements, documents and instruments executed and delivered pursuant hereto or in connection with the Closing shall have been and be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations shall be true in all respects) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, , except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct (to the extent set forth above) as of such specified date.  Seller and Company shall have performed in all material respects the agreements and obligations necessary to be performed by them under this Agreement prior to the Closing Date.

(b)                                 Certificate and Deliveries by Seller.  Purchaser shall have received a certificate, dated the Closing Date, signed by Seller and Company, certifying that the conditions specified in Section 5.1(a) have been fulfilled.

(c)                                  No Injunction.  No preliminary or permanent injunction or order that would prohibit or restrain the consummation of the transactions contemplated hereunder shall be in effect and no Governmental Entity or other Person shall have commenced or threatened to commence an action or proceeding seeking to enjoin the consummation of such transactions or to impose liability on the parties hereto in connection therewith.

(d)                                 Other Consents.  Purchaser, Company and Seller shall have received all consents set forth on Schedule 5.1(d) required to be obtained in connection with the consummation of the transactions contemplated hereunder.

(e)                                  Certificates and Instruments of Transfer.  Seller shall have delivered to Purchaser certificates representing Company Common Stock, accompanied by duly executed stock powers, with all required stock transfer tax stamps affixed.  All certificates, instruments and documents delivered by Seller in connection with the transactions contemplated hereby and necessary to evidence such transactions shall be in form and substance reasonably satisfactory to Purchaser and its counsel.

(f)                                    Opinions of Counsel to Seller and Company.  Purchaser shall have received (i) the opinion of Heller Ehrman LLP, counsel to Seller and Company in substantially the form of Exhibit 5.1A hereto, (ii) the opinion of Morris Nichols LLP regarding certain Delaware corporate law matters in substantially the form of Exhibit 5.1B hereto, and (iii) the opinion of Hershner, Hunter, Andrews, Neil & Smith LLP, regarding certain Oregon corporate law matters in substantially the form of Exhibit 5.1C hereto, each dated the Closing Date.

(g)                                 Removal of Liens.  Seller and Company shall have provided Purchaser with evidence satisfactory to Purchaser and Purchaser’s counsel of the removal of all of the Liens and Encumbrances, other than Permitted Liens, on the property and assets of Company, the Capital Stock of Company and the Additional Assets and a release by UPS of any liability of Company under the UPS Agreement.

(h)                                 Additional Assets.  Seller shall have assigned and contributed, or caused to be assigned and contributed, all Additional Assets to Merger Sub free and clear of all Liens and other Encumbrances, other than Permitted Liens.

(i)                                     Opinion of Financial Advisor.  Seller shall have received, and Purchaser and its advisors shall have been provided with a copy of, a fairness opinion of The Spartan Group LLC, financial advisor to Seller, stating that consideration to be received by Seller in connection with the sale of Company and of the Additional Assets pursuant to the transactions contemplated hereby is fair, from a financial point of view, to Seller.

(j)                                     UPS Lockbox.  Purchaser and Merger Sub shall have received the written agreement of UPS to return and release to Merger Sub certain funds held or controlled in a lockbox account for the benefit of UPS immediately upon the effectiveness of the Merger, in form and substance satisfactory to Purchaser and its counsel.

5.2                                 Conditions of Obligations of Seller.  The obligations of Seller to consummate the sale and purchase under this Agreement are subject to the satisfaction of the following conditions, each of which may be waived by Seller:

(a)                                  Representations and Warranties; Performance of Obligations.  The representations and warranties of Purchaser set forth in Article 3 hereof and in all agreements, documents and instruments executed and delivered pursuant hereto or in connection with the Closing shall have been and be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date.  Purchaser shall have performed in all material respects the agreements and obligations necessary to be performed by it under this Agreement prior to the Closing Date.

(b)                                 Certification by Purchaser.  Seller shall have received a certificate, dated the Closing Date, signed by an officer of Purchaser, certifying that the conditions specified in Section 5.2(a) have been fulfilled.

(c)                                  No Injunction.  No preliminary or permanent injunction or order that would prohibit or restrain the consummation of the transactions contemplated hereunder shall be in effect and no Governmental Entity or other Person shall have commenced or threatened to commence an action or proceeding seeking to enjoin the consummation of such transactions or to impose liability on the parties hereto in connection therewith.

(d)                                 Purchase Price.  Seller shall have received the Purchase Price payment payable on the Closing Date as provided in Section 1.3.

(e)                                  Opinion of Financial Advisor.  Seller shall have received a fairness opinion of The Spartan Group LLC, financial advisor to Seller, stating that the consideration to be received by Seller in connection with the sale of Company and the Additional Assets pursuant to the transactions contemplated hereby is fair, from a financial point of view, to Seller.

ARTICLE 6

CLOSING DATE AND TERMINATION OF AGREEMENT

6.1                                 Closing Date.  The closing for the consummation of the purchase and sale contemplated by this Agreement (the “Closing”) shall, unless another date or place is agreed to in writing by Seller and Purchaser, take place at the offices of Paul, Hastings, Janofsky & Walker LLP, at 695 Town Center Drive, Seventeenth Floor, Costa Mesa, California, on the date (the “Closing Date”) on which each condition set forth in Article 5 is satisfied or waived.

6.2                                 Termination of Agreement.  This Agreement may be terminated and abandoned at any time prior to the Closing Date:

(a)                                  By mutual consent of Purchaser, on the one hand, and Seller, on the other hand; or

(b)                                 By Purchaser or Seller if, without fault of such terminating party, the Closing shall not have been consummated on or before February 23, 2007.

6.3                                 Effect of Termination.  In the event of termination of this Agreement as provided in Section 6.2, notice thereof shall be promptly given by the terminating party to the other parties and thereafter this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Purchaser or Seller or any of their respective Affiliates (a) except that Section 4.1 shall remain in full force and effect; and (b) except that nothing herein will relieve any party from liability for any breach of any agreement or covenant herein or Seller from liability for breach of its representations in Sections 2.2 and 2.4 herein as they pertain to such Seller and the shares such Seller purports to own.  If this Agreement is terminated, or the transactions contemplated by this Agreement fail to close by reason of either (i) a material default by Seller or Company in the performance of its obligations under this Agreement or (ii) a material breach of Seller’s representations and warranties, then Seller shall pay to Purchaser a termination fee of One Million Dollars ($1,000,000) plus Purchaser’s documented reasonable out-of-pocket expenses up to a maximum of Two Hundred Fifty-Thousand Dollars ($250,000), which shall be Purchaser’s sole and exclusive remedy for any such termination or failure to close.  If this Agreement is terminated, or the transactions contemplated by this Agreement fail to close by reason of either (i) a material default by either Purchaser or Merger Sub in the performance of its obligations under this Agreement or (ii) a material breach of Purchaser or Merger Sub’s representations and warranties, then Purchaser shall pay to Seller a termination fee of One Million Dollars ($1,000,000) (the “Purchaser Break-Up Fee”) plus Seller’s documented reasonable out-of-pocket expenses up to a maximum of Two Hundred Fifty Thousand Dollars ($250,000), which shall be Seller’s sole and exclusive remedy for any such termination or failure to close.

ARTICLE 7

INDEMNIFICATION

7.1                                 Indemnification by Seller.

(a)                                  Subject to the provisions of Sections 7.1(b) and 7.4 below, Seller, shall indemnify Purchaser and its Affiliates including, without limitation, after the Closing, Company, and each of their respective stockholders, officers, directors, employees and representatives (each a “Purchaser Indemnitee”) against, and hold each Purchaser Indemnitee harmless from, any and all loss, damage, liability, payment, and obligation, and all expenses, including without limitation reasonable legal fees (collectively “Losses”), incurred, suffered, sustained or required to be paid, directly or indirectly, by, or sought to be imposed upon, such Purchaser Indemnitee after the Closing Date resulting from, related to or arising out of any (i) Excluded Liabilities; or (ii) inaccuracy in or breach of any of the representations, warranties or covenants made by Seller or Company in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing of the transactions contemplated hereunder.  For purposes of the calculation of Losses with respect to indemnification hereunder, any inaccuracy in or breach of a representation or warranty shall be deemed to constitute a breach of such representation or warranty, notwithstanding any limitation or qualification as to materiality or Material Adverse Effect set forth in such representation or warranty as to the scope, accuracy or completeness thereof, it being the intention of the parties that Purchaser and its Affiliates be indemnified and held harmless from and against any and all Losses arising out of or based upon or with respect to the failure of any such representation or warranty to be true, correct and complete in any respect.  For the avoidance of doubt, the foregoing sentence shall not defeat the purpose of any qualification as to materiality as it relates to determining whether a breach of a representation or warranty has occurred.

(b)                                 No Purchaser Indemnitee shall be entitled to indemnification pursuant to this Section 7.1 in respect of an inaccuracy in or breach of any representation or warranty until such time as the Losses of all Purchaser Indemnitees exceed Four Hundred Thousand Dollars ($400,000) (“Seller’s Basket”) in the aggregate; provided that all claims by Purchaser Indemnitees for indemnification shall accrue in the aggregate until the Losses of all Purchaser Indemnitees exceed the Seller’s Basket, and thereupon Seller shall become obligated to indemnify the Purchaser Indemnitees for the amount by which all such Losses exceed Seller’s Basket.  In no event shall the Seller’s indemnification obligations in this Section 7.1 exceed an aggregate of Four Million Dollars ($4,000,000) (“Seller’s Cap”); provided that neither the Seller’s Basket nor the Seller’s Cap shall apply to inaccuracies or breaches of Sections 1.5 (Purchase of Additional Assets), 1.6(a) (Excluded and Additional Liabilities), 2.1 (Organization), 2.2 (Authorization), 2.4 (Capitalization; No Subsidiaries) and 2.17 (Taxes), and provided further that the limit on Seller’s indemnification with respect to Taxes or obligations for defects in such Seller’s title to the shares of Company Common Stock or Seller’s ability to convey marketable title thereto or of breaches of any covenants of Seller under this Agreement shall be equal to the lesser of (i) the Purchase Price or (ii) actual loss, net of insurance proceeds.  The Losses or right of indemnification under Section 7.1(a) for which Purchaser Indemnitees are entitled to recovery shall be reduced by (i) the amount of any insurance proceeds the Purchaser Indemnitees receive with respect to such Losses or right of indemnification and (ii) any indemnity, contribution or other similar payment that Purchaser Indemnitees received from any third party with respect to such Losses or right of indemnification.  If Purchaser received any payment from Seller in respect of any Losses pursuant to this Section 7.1 and Purchaser could have recovered all or part of such Losses from a non-affiliated third party (a “Potential Contributor”) based on the underlying claim, Purchaser shall, to the extent permitted by applicable law and any contractual provision, assign such of its rights to proceed against the Potential Contributor as are necessary to permit Seller to make a claim for recovery from the Potential Contributor the amount of such payment.

(c)                                  Each Purchaser Indemnitee shall promptly give written notice to Seller of the assertion by any Person of any claim, action, suit or proceeding with respect to which Seller are obligated to provide indemnification hereunder; provided, however, that the rights of a Purchaser Indemnitee to be indemnified hereunder shall only be affected by the failure to give such notice if and to the extent such failure prejudices Seller in the defense of such third party claim.  Amounts due with respect to Losses covered by this Section 7.1 shall be paid promptly after delivery of reasonably documented written notice of the amount of Losses incurred.  Seller shall have the right, but not the obligation, to contest, defend or litigate, and to retain counsel of their choice in connection with, any claim, action, suit or proceeding by any third party alleged or asserted against a Purchaser Indemnitee that is subject to indemnification by Seller hereunder, and the cost and expense thereof shall be subject to the indemnification obligations of Seller hereunder; provided, that each Purchaser Indemnitee shall have the right and option to participate in, but not control, the defense of such action at its own expense, unless the amount of the claim exceeds the remaining available amounts of the amount of the Seller’s Cap, in which case Purchaser will be entitled to control the defense of such action at Seller’s expense; and provided, further, that, (i) if Seller elects not to defend any such action; or (ii) if a Purchaser Indemnitee shall have defenses not available to Seller and if counsel to Purchaser shall advise that common representation is not appropriate, then such Purchaser Indemnitee shall be entitled, at its option through counsel of its choice, but at Seller’s expense, to assume and control the defense of such action.  Neither Seller, on the one hand, nor any Purchaser Indemnitee, on the other hand, shall be entitled to settle or compromise any such claim, action, suit or proceeding without the prior written consent of such Purchaser Indemnitee or the Seller as the case may be, which consent shall not be unreasonably withheld.

7.2                                 Indemnification by Purchaser and Merger Sub.

(a)                                  Subject to the provisions of Sections 7.2(b) and 7.4 below, Purchaser and Merger Sub shall jointly and severally indemnify Seller against, and hold Seller harmless from, any and all Losses incurred, suffered, sustained or required to be paid, directly or indirectly, by or sought to be imposed upon, Seller resulting from, related to or arising out of (i) any inaccuracy in or breach of any of the representations, warranties or covenants made by Purchaser in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing of the transactions contemplated hereunder, (ii) the operations of the Company’s business following the Closing Date and (iii) the Additional Liabilities.

(b)                                 Seller shall not be entitled to indemnification pursuant to this Section 7.2 in respect of an inaccuracy in or breach of any representation or warranty, until such time as the Losses of Seller exceed Four Hundred Thousand Dollars ($400,000) (“Purchaser’s Basket”) in the aggregate; provided that all claims by Seller for indemnification shall accrue in the aggregate until the Losses of Seller exceed the Purchaser’s Basket, and thereupon Purchaser shall become obligated to indemnify the Seller’s Indemnitees for the amount by which Seller’s Losses exceed the Purchaser’s Basket.  In no event shall Purchaser’s indemnification obligations under this Section 7.2 exceed in the aggregate Four Million Dollars ($4,000,000) (“Buyer’s Cap”); provided that neither the Buyer’s Basket nor the Buyer’s Cap shall apply to inaccuracies or breaches of Section 1.6(b) (Excluded and Additional Liabilities).

(c)                                  Seller shall promptly give written notice to Purchaser of the assertion by any Person of any claim, action, suit or proceeding with respect to which Purchaser is obligated to provide indemnification hereunder; provided, however, that the rights of Seller to be indemnified hereunder shall only be affected by the failure to give such notice if and to the extent such failure prejudices Purchaser in the defense of such third party claim.  Amounts due with respect to Losses covered by this Section 7.2 shall be paid promptly after delivery of reasonably documented written notice of the amount of Losses incurred.  Purchaser shall have the right, but not the obligation, to contest, defend or litigate, and to retain counsel of its choice in connection with, any claim, action, suit or proceeding by any third party alleged or asserted against Seller that is subject to indemnification by Purchaser hereunder, and the cost and expense thereof shall be subject to the indemnification obligations of Purchaser hereunder; provided, that Seller shall have the right and option to participate in, but not control, the defense of such action at their own expense; and provided, further, that (d) if Purchaser elects not to defend any such action or (e) if Seller shall have defenses not available to Purchaser and if counsel to Seller shall in a written opinion advise that common representation is not appropriate, then Seller shall be entitled, at its option through counsel of its choice, but at Purchaser’s expense, to assume and control the defense of such action.  Neither Seller, on one hand, nor Purchaser, on the other hand, shall be entitled to settle or compromise any such claim, action, suit or proceeding without the prior written consent of Seller or Purchaser, as the case may be, which consent shall not be unreasonably withheld.

(d)                                 Indemnity for Taxes.  As noted in Section 7.1, there shall be no minimum amount, and no maximum liability except the Purchase Price, with respect to indemnification for Taxes.  Seller shall indemnify the Purchaser Indemnitees from and against any liability for income Taxes for which Seller is responsible pursuant to Section 4.18(c), and for other Taxes for any period ending on or before the Closing Date, except, in each case, for matters specifically disclosed on Schedule 2.17 as not subject to Seller’s indemnity obligations.  Purchaser and Merger Sub shall indemnify Seller from and against any liability for income Taxes for which Purchaser is responsible pursuant to Section 4.18(c), and for other Taxes for any period ending after the Closing Date.

7.3                                 Survival of Representations and Warranties; Reliance.

(a)                                  All representations and warranties contained herein or made pursuant hereto shall survive the Closing hereunder until the earlier of (i) eighteen months following the Effective Time, or (ii) three months following Merger Sub’s receipt of audited financial statements for the fiscal year ending December 31, 2007; except that the representations and warranties in Section 2.2 (Due Authorization) and Section 2.4 (Capitalization; No Subsidiaries) shall survive without limit, and those in Sections 2.14 (Employee Benefits), 2.16 (Environmental Laws), and 2.17 (Taxes), and all covenants in this Agreement, shall survive the Closing until the expiration of the applicable statute of limitations.  The expiration of any representation and warranty shall not affect any claim for indemnification made prior to the date of such expiration.  All covenants and agreements that by their terms are to be performed after the Closing shall expire upon the completion of performance or waiver thereof.

(b)                                 The representations and warranties made by any party in this Agreement or in any agreement, certificate, schedule or exhibit delivered in connection with this Agreement may be fully and completely relied upon by each other party unless the party seeking to avoid such representation or warranty can demonstrate that the investigation made by or on behalf of such other party actually revealed or disclosed the inaccuracy in question.

7.4                                 No Duplication; Exclusive Remedy.  Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation or warranty.  Seller and Purchaser agree that, after the Closing, their sole remedy with respect to any and all claims arising in connection with the transactions contemplated by this Agreement (other than with respect to fraud or willful breach) shall be pursuant to the indemnification provisions set forth in this Article 7.

7.5                                 Determination of Losses.  All indemnification payments under this Article 7 shall be paid by the Seller or Purchaser, as the case may be, net of any insurance proceeds actually received by the party entitled to indemnification.  All indemnification payments under this Article 7 shall constitute adjustments to the Merger Consideration.

ARTICLE 8

MISCELLANEOUS

8.1                                 Further Actions.  From time to time, as and when requested by Purchaser, Seller shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as Purchaser may reasonably deem necessary or desirable to carry out the intent and purposes of this Agreement, to transfer, assign and deliver to Purchaser effective as of the Closing, and its successors and assigns, Company Common Stock (or to evidence the foregoing) and to consummate and give effect to the other transactions, covenants and agreements contemplated hereby.

8.2                                 Expenses.  Except as otherwise specifically provided herein, Seller and Purchaser shall each bear their own legal fees and other costs and expenses with respect to the negotiation, execution and delivery of this Agreement and the consummation of the transactions hereunder.  Seller shall pay all sales, transfer and documentary taxes and other expenses incident to the transfer of Company Common Stock or any sales or transfer taxes (but not income taxes) imposed as a result of the Election.

8.3                                 Entire Agreement.  This Agreement, which includes the Appendix, the Schedules and the Exhibits hereto and the other documents, agreements and instruments executed and delivered pursuant to this Agreement, contain the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersede all prior arrangements or understandings with respect thereto.

8.4                                 Descriptive Headings.  The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

8.5                                 Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if (a) delivered personally; or (b) sent by registered or certified mail, postage prepaid; or (c) sent by overnight courier with a nationally recognized courier; or (d) via facsimile confirmed in writing in any of the foregoing manners, as follows:

If to Seller or the Company:	National RV Holdings, Inc.
3411 N. Perris Blvd.
Perris, California 92571
	Attention:	Bradley C. Albrechtsen
	Facsimile:	(909) 943-8498

with a copy to:	Heller Ehrman LLP
7 Times Square
New York, New York 10036
	Attention:	Stephen M. Davis
	Facsimile:	(212) 763-7600

If to Purchaser,	c/o Riley Investment Management LLC
Merger Sub, or Riley:	1100 Santa Monica Blvd., Suite 800
Los Angeles, CA 90025
	Facsimile:	(310) 966-1448

with a copy to:	Peter J. Tennyson
Paul, Hastings, Janofsky & Walker LLP
695 Town Center Drive, 17th Floor
Costa Mesa, CA 92626-1924
	Facsimile:	(714) 949-1921

If sent by mail, notice shall be considered delivered five (5) business days after the date of mailing, and if sent by any other means set forth above, notice shall be considered delivered upon receipt thereof.  Any party may by notice to the other parties change the address to which notice or other communications to it are to be delivered or mailed.

8.6                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California (other than the choice of law principles thereof).  Any action, suit or other proceeding initiated by Seller or Purchaser against any other party under or in connection with this Agreement may be brought in any Federal or state court in the State of California, as the party bringing such action, suit or proceeding shall elect, having jurisdiction over the subject matter thereof.  Seller and Purchaser hereby submit themselves to the jurisdiction of any such court and agree that service of process on them in any such action, suit or proceeding may be effected by the means by which notices are to be given to it under this Agreement.

8.7                                 Assignability.  This Agreement shall not be assignable by any party without the written consent of the other parties and any such purported assignment by any party without such consent shall be void, except that:

(a)                                  any or all rights of Purchaser to receive the performance of the obligations of Seller hereunder (but not the obligations of Purchaser to Seller hereunder) and rights to assert claims against Seller in respect of any inaccuracy in or breach of any representations, warranties or covenants of Seller hereunder, may be assigned by Purchaser to a direct or indirect subsidiary of Purchaser; and

(b)                                 Purchaser may assign to any bank, insurance company or other financial institution providing financing or extending credit to Purchaser or Company any or all of its rights to assert claims against Seller in respect of any inaccuracy in or breach of representations, warranties or covenants under this Agreement, but any assignee of such rights under clause (a) or clause (b) shall take such rights subject to any defenses, counterclaims and rights of set-off to which Seller might be entitled under this Agreement.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

8.8                                 Waivers and Amendments.  Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing.  A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party’s rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

8.9                                 Third Party Rights.  Notwithstanding any other provision of this Agreement, and except as expressly provided in Article 7 hereof or as permitted pursuant to Section 8.7 hereof, this Agreement shall not create benefits on behalf of any shareholder or employee of Purchaser or Company, or any other Person (including without limitation any broker or finder), and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.

8.10                           Public Announcements.  Purchaser and Seller will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and neither Purchaser nor Seller shall issue any such press release or make any such public statement without the prior approval of the other parties both as to the making of such release or statement and as to the form and content thereof, except to the extent that such party is advised by counsel, in good faith, that such release or statement is required as a matter of law.

8.11                           Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  Facsimile signatures shall be treated as if they were originals.

8.12                           Guaranty by Riley.  Riley hereby unconditionally and irrevocably guarantees to Seller the prompt and complete payment of only:  (i) the Purchaser Break-Up Fee if it becomes payable pursuant to Section 6.3; and (ii) the payment of Merger Sub’s indemnity obligation in respect of the monthly rent obligations from November 1, 2008 through October 31, 2010 under the LJV Leases, as such leases have been amended by the Assignment of Lease to be entered into in connection with the transactions contemplated hereby (the “Guaranteed Obligations”).  The guaranty provided for in this Section 8.12 constitutes a guaranty of payment and not of collection.  Riley hereby waives notice of acceptance of this guaranty and notice of any Guaranteed Obligation to which it may apply, and waives presentment, demand for payment, protest, notice of dishonor or non-payment of any such guaranteed obligation, notice of any suit or the taking of other action by Seller against Purchaser.  Riley also waives any right to require Seller to pursue any other remedy available to Seller against Purchaser for a breach of the obligations to pay the Guaranteed Obligations.

[SIGNATURE PAGE TO MERGER AND ASSET PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.

“Purchaser”

COUNTRY COACH HOLDINGS LLC

By:	\s\ Bryant R. Riley

Name:	Bryant R. Riley

Title:	Managing Member

“Merger Sub”

COUNTRY COACH MERGER LLC

By:	\s\ Bryant R. Riley

Name:	Bryant R. Riley

Title:	Managing Member

“Riley”

RILEY INVESTMENT MANAGEMENT, LLC

By:	\s\ Bryant R. Riley

Name:	Bryant R. Riley

Title:	Managing Member

[SIGNATURE PAGE TO MERGER AND ASSET PURCHASE AGREEMENT]

“Seller”

NATIONAL R.V. HOLDINGS, INC.

By:	\s\ Brad C. Albrechtsen

Name:	Bradley C. Albrechtsen

Title:	President and CEO

“Company”

COUNTRY COACH, INC.

By:	\s\ Thomas J. Martini

Name:	Thomas J. Martini

Title:	Treasurer

APPENDIX A

Definitions

Capitalized terms in this Agreement shall have the meanings ascribed to them in this Appendix A unless such terms are defined elsewhere in this Agreement:

Affiliate:  With respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control” means the power to direct the management and policies of another Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Data Room:  The Bowne Virtual Dataroom established and maintained by Seller’s financial advisor on behalf of Seller in connection with the transaction contemplated by this Agreement.  An item shall only be deemed to have been made available in the Data Room if it is clearly and specifically identified in the Data Room index as of February 20, 2007.

Encumbrance:  Any mortgage, pledge, security interest, charge, easement or encumbrance of any kind, whether voluntary or involuntary, (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and, with respect to capital stock, any option or other right to purchase or any restriction on voting or other rights.

Funds Flow Agreement:  The Funds Flow Agreement by and among UPS, Wells Fargo Bank, National Association, Seller and Riley to be entered into in connection with the transactions contemplated hereby.

GAAP:  Generally accepted accounting principles as set forth in statements from Auditing Standards No. 69 entitled “The Meaning of ‘Present Fairly in Conformance with Generally Accepted Accounting Principles in the Independent Auditors Reports’” issued by the Auditing Standards Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

Governmental Entity:  Any U.S. state, commonwealth, territory, possession or tribe and any political subdivision, courts, departments, commissions, boards, bureaus, agencies or other instrumentalities of any of the foregoing.

Indebtedness:  With respect to any Person (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six months from the date the obligation is incurred or is evidenced by a note or similar written instrument; and (e) all indebtedness secured by any Encumbrance on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

Knowledge:  Knowledge of Company or statements about facts or circumstances recognized by Company shall refer to the actual knowledge, after such inquiry of Company personnel and review of Company records (but without independent inquiry) as they deem appropriate, of Bradley C. Albrechtsen, Jim Howard, Jay Howard, Mark Andersen, Thomas J. Martini and Jonathan C. Corn.

Material Adverse Effect:  An event or series of events or circumstances, that individually or in the aggregate, involve a change in or effect on Company that is materially adverse to the business, operations, assets, financial condition, or results of operations of the Company, or on the reasonable likelihood of the consummation of the transactions contemplated by this Agreement; provided that none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect:  (i) conditions generally affecting any of the industries in which the Company operates, or (ii) any disruption of customer relationships arising out of or resulting from actions contemplated by the parties in connection with, or which is directly attributable to, the transactions contemplated by this Agreement, or actions taken by Purchaser following the Closing.

Person:  An individual, corporation, partnership, joint venture, trust or unincorporated organization or association or other form of business enterprise or a Governmental Entity.

Subsidiary:  With respect to any Person, any other Person one half or more of whose voting securities or other ownership interests are directly or indirectly owned by such Person, or which such Person has a right to control.

Tax:  Any and all license and registration fees, taxes (including, without limitation, income, minimum or alternative minimum tax, gross receipts, ad valorem, value added, environmental tax, turnover, sales, use, personal property (tangible and intangible), stamp, leasing, lease, user, leasing use, excise, payroll, franchise, transfer, fuel, excess profits, occupational, interest equalization and other taxes), levies, imposts, duties, charges or withholdings of any nature whatsoever, imposed by any Governmental Entity, together with any and all penalties, fines, additions to tax and interest thereon, whether or not such Tax shall be existing or hereafter adopted.

Other Definitions:  The following terms have the meanings ascribed to them in the Sections noted:

Section
Additional Asset Consideration	1.5
Additional Assets	1.5
Additional Liabilities	1.6(b)

Section
Agreement	Recitals
Agreement of Merger	1.2
Allocation Schedule	4.18(b)(i)
Assets	4.18(a)
Authorizations	2.9(a)
Benefit Plans	2.14(a)
Closing	6.1
Closing Date	6.1
COBRA	2.14(f)
Code	2.14(d)
Company	Recitals
Company Common Stock	Recitals
Competing Transaction	4.8(a)
Confidentiality Agreement	4.1(c)
Contracts	2.8(b)
Creditor	2.27(c)
Defect	2.26(c)
Effective Time	1.2
Environmental Law	2.16(b)
ERISA	2.14(a)
Exchange Act	4.15
Excluded Liabilities	1.6(a)
Financial Statements	2.5(a)
Guaranteed Obligations	8.12

Section
Governmental Entities	2.3(d)
Hazardous Materials	2.16(c)
HMO	2.14(l)
Intellectual Property Rights	2.13(a)
Inventory	2.21
Key Persons	2.15(g)
Liens	2.3(b)
LJV Leases	4.14
Losses	7.1(a)
Merger	Recitals
Merger Consideration	1.3
Merger Sub	Recitals
NHTSA	2.10(c)
Occurrence	2.26(e)
Permitted Liens	4.10
Potential Contributor	7.1(b)
products	2.26(c)
Properties	2.7(a)
Purchase Price	1.3
Purchaser	Recitals
Purchaser’s Basket	7.2(b)
Purchaser Break-Up Fee	6.3
Purchaser Indemnitee	7.1(a)
Recalls	2.26(d)

Section
Release	2.16(d)
Revised Allocation Schedule	4.18(b)(ii)
Riley	Recitals
Seller	Recitals
Seller Representative	4.8
Seller’s Basket	7.1(b)
Seller’s Cap	7.1(b)
Transferred Employees	4.16
UPS	1.6(a)
UPS Agreement	1.6(a)

Exhibit 5.1A

[Opinion of Heller Ehrman LLP]

Exhibit 5.1B

[Opinion of Morris Nichols LLP]

Exhibit 5.1C

[Opinion of Hershner, Hunter, Andrews, Neil & Smith LLP]